NU HORIZONS ELECTRONICS CORP.
(the “Borrower”)
AND
CITIBANK, N.A.
(“Administrative Agent” and as a “Lender”)

BANK OF AMERICA, N.A.
(“Documentation Agent” and as a “Lender”)

JPMORGAN CHASE BANK, N.A.
(“Syndication Agent” and as a “Lender”)

ISRAEL DISCOUNT BANK OF NEW YORK
(“Syndication Agent” and as a “Lender”)

AND
THE LENDERS PARTY HERETO
(each a “Lender”)

AMENDED AND RESTATED
CREDIT AGREEMENT
DATED AS OF JANUARY 31, 2007

SECTION 4. CONDITIONS PRECEDENT		30
4.1	Conditions to Initial Revolving Credit Loan	30
4.2	Conditions to All Revolving Credit Loans, Etc.	32

SECTION 5. AFFIRMATIVE COVENANTS		33
5.1	Information	33
5.2	Corporate Existence; Continuance of Business	35
5.3	Payment of Obligations	36
5.4	Insurance	36
5.5	Payment of Indebtedness and Performance of Obligations	36
5.6	Condition of Property	36
5.7	Observance of Legal Requirements	36
5.8	Books and Records	36
5.9	Inspection	36
5.10	Compliance with Environmental Laws; Indemnity	37
5.11	New Subsidiaries	37
5.12	Collection of Accounts	38
5.13	Cash Concentration Accounts	39

SECTION 6. FINANCIAL COVENANTS		39
6.1	Capital Base	39
6.2	Domestic Capital Base	39
6.3	Minimum Excess Availability	39
6.4	Maximum Net Loss	39
6.5	Capital Expenditures	40

SECTION 7. NEGATIVE COVENANTS		40
7.1	Indebtedness for Borrowed Money	40
7.2	Liens	40
7.3	Loans and Investments	41
7.4	Fundamental Changes	41
7.5	Contingent Liabilities	41
7.6	Sales of Receivables; Sale-Leasebacks	42
7.7	Lease Payments	42
7.8	Dividends	42
7.9	Supply and Purchase Contracts	42
7.10	Nature of Business	42
7.11	Stock of Subsidiaries	42
7.12	Transactions with Affiliates	43
7.13	ERISA	43
7.14	Change of Management	43

SECTION 8. EVENTS OF DEFAULT		43

-ii-

SECTION 9. ADMINISTRATAIVE AGENT		46

SECTION 10. MISCELLANEOUS		49
10.1	Notices	49
10.2	Survival of Agreement	49
10.3	Successors and Assigns; Participations	50
10.4	Expenses; Indemnity	52
10.5	Applicable Law	53
10.6	Right of Setoff	53
10.7	Payments on Business Days	53
10.8	Waivers; Amendments	54
10.9	Severability	54
10.10	Entire Agreement; Waiver of Jury Trial, Etc.	55
10.11	Confidentiality	55
10.12	Submission to Jurisdiction	56
10.13	Interest Rate Limitation	56
10.14	Further Assurances	56
10.15	Counterparts	57
10.16	Provisions Regarding Syndication and Documentation Agents	57
10.17	USA PATRIOT ACT	57
10.18	Headings	57

SCHEDULE I	Schedule I/Page 1

EXHIBIT A - Revolving Credit Note	Exhibit A/Page 1

EXHIBIT B - Borrowing Base Certificate	Exhibit B/Page 1

EXHIBIT C - Form of Assignment and Acceptance	Exhibit C/Page 1

EXHIBIT D - Control Agreement (Bank Accounts)	Exhibit D/Page 1

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated as of January 31, 2007, by and among NU HORIZONS ELECTRONICS CORP., a Delaware corporation, having its principal executive office at 70 Maxess Road, Melville, New York (the “Borrower”), the lenders which from time to time are parties to this Agreement (including, without duplication, the Issuing Lender (as defined herein), if the context so requires, individually, a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., a national banking association, as Documentation Agent for the Lenders, JPMORGAN CHASE BANK, N.A., a national banking association, as Syndication Agent for the Lenders, ISRAEL DISCOUNT BANK OF NEW YORK, a New York bank, as Syndication Agent for the Lenders and CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower and certain lenders entered into a credit agreement dated as of September 30, 2004, as amended by a first amendment dated as of February 28, 2005, a second amendment dated as of November 21, 2005 and a third amendment dated as of August 29, 2006 (collectively, the “Prior Agreement”);

WHEREAS, the Borrower has requested that the Prior Lenders under the Prior Agreement amend and restate the Prior Agreement to provide for, among other things, an increase in the amount of the credit facilities provided under the Prior Agreement, an extension of the maturity thereof and other revisions to the credits and loans available and that the Lenders party hereto join in such amendment and restatement;

WHEREAS, the following principal amounts are currently outstanding under the notes executed pursuant to the Prior Agreement and owing to, respectively, Citibank, N.A., JPMorgan Chase Bank, N.A., Israel Discount Bank of New York, Bank of America, N.A., Sovereign Bank, HSBC Bank USA, National Association, North Fork Bank and Bank Leumi USA (collectively, the “Lenders”): $9,639,000.00, $6,885,000.00, $6,426,000.00, $6,885,000.00, $3,442,500.00, $4,590,000.00, $4,590,000.00 and $3,442,500.00 (collectively, the “Prior Loans”);

WHEREAS, the Borrower represents and warrants that it has complied or has caused the compliance with the provisions of Sections 5.11 and 5.13 hereof;

WHEREAS, the Prior Loans shall continue as Revolving Credit Loans under this Agreement;

WHEREAS, the Security Agreements and the Guarantees shall remain in full force and shall be reaffirmed by documentation of even date herewith acceptable to the Agent;

WHEREAS, the Administrative Agent and the Lenders hereto are willing to extend such credits and make such loans by amending and restating the Prior Agreement upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree to amend and restate the Prior Agreement and covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounts” shall mean those accounts arising out of the sale or lease of goods or the rendition of services by the Borrower and its Domestic Subsidiaries.

“Account Debtor” shall mean the person who is obligated on or under an Account.

“Aggregate Outstandings” shall mean, on the date of determination, the sum of (a) the Letter of Credit Exposure, and (b) the aggregate outstanding principal amount of all Revolving Credit Loans at such time.

“Blocked Account” shall have the meaning ascribed thereto in the Blocked Account Agreement.

“Blocked Account Agreement” shall mean, collectively, the blocked account agreement by and between the Borrower, NIC Components Corp., Nu Horizons International Corp., Titan Supply Chain Services Corp. and Razor Electronics, Inc., as applicable, and the Administrative Agent in the form of Exhibit E hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” shall mean the lesser of (i) the amount of the Total Revolving Credit Commitment or (ii) 80% of the Eligible Accounts plus the lesser of (a) 40% of the Eligible Inventory as reported on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1 (12) hereof or (b) $60,000,000; provided, however, if such certificate has not been provided the Borrowing Base shall be deemed to be zero.

“Borrowing Base Certificate” shall mean a certificate of the Borrower in the form of Exhibit B hereto setting forth the Borrower’s calculation of the Borrowing Base.

“Business Day” shall mean (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (b) relative to the date of (i) continuing a Eurodollar Loan as, or converting a Prime Rate Loan to, a Eurodollar Loan, (ii) making any payment or prepayment of principal of or payment of interest on a Eurodollar Loan, or (iii) the Borrower giving any notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in (b)(i) or (b)(ii), any day on which dealings in U.S. dollars are carried on in the London interbank eurodollar market.

“Capital Assets” shall mean assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

“Capital Leases” shall mean capital leases, conditional sales contracts and other title retention agreements, relating to the purchase or acquisition of Capital Assets.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (or any successor statute) and the rules and regulations thereunder, all as from time to time in effect.

“CERCLIS” shall mean the Comprehensive Environmental Response Compensation Liability Information System List.

“Commitment Period” shall mean the period from and including the date hereof to, but not including, the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

“Consolidated Net Income” shall mean, for the applicable period, the net income or loss of the Borrower and its Subsidiaries from continuing operations determined on a consolidated basis for such period.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall mean, collectively, the agreement(s) regarding the concentration deposit accounts of the Borrower, NIC Components Corp., Nu Horizons International Corp., Titan Supply Chain Services Corp. and Razor Electronics, Inc. (and each Domestic Subsidiary of the Borrower which, from time to time hereafter, is required to execute a Control Agreement in accordance with Section 5.13 hereof, collectively, the “Control Agreement Guarantors”) by and among the Borrower, or the Control Agreement Guarantors, as applicable, Mellon Bank, N.A., or any other depository acceptable to the Administrative Agent, and the Administrative Agent in the form of Exhibit D hereto.

“Default” shall mean any of the events specified in Section 8 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied or given, as the case may be.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person organized under the laws of the United States of America or any state thereof.

“EBIT” shall mean, for the Borrower and its Subsidiaries on a consolidated basis for the applicable period, Consolidated Net Income (Net Loss) less all interest income plus Interest Expense and all income taxes to any government or governmental instrumentality expensed on such Person’s books (whether paid or accrued) determined in accordance with GAAP.

“EBITDA” shall mean, for the Borrower and its Subsidiaries for the applicable period, EBIT plus the sum of depreciation expense and amortization expense, all as determined in accordance with GAAP.

“Eligible Accounts” shall mean those Accounts of the Borrower and its Domestic Subsidiaries with respect to which, when scheduled on a Borrowing Base Certificate and at all times thereafter, the Administrative Agent on behalf of the Lenders has a valid and perfected first priority security interest, there is no violation of the negative, affirmative or collateral covenants or other provisions of this Agreement or any other Loan Document and which the Administrative Agent in its reasonable credit judgment, deems to be Eligible Accounts based on such credit and collateral considerations as the Administrative Agent may deem appropriate. In general, an Account of the Borrower or a Domestic Subsidiary shall be an Eligible Account if:

(a) such Accounts (i) arise from the actual and bona fide sale and delivery of goods or rendition of services in the ordinary course of business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto, (ii) are not evidenced by or payable pursuant to invoices or similar documentation issued by, or calling for payment to, any other Person and (iii) do not arise from or in connection with any sales of goods or rendition of services to an Affiliate or any Subsidiary;

(b) such Accounts are not unpaid more than ninety (90) days after date of original invoice;

(c) such Accounts do not have or include any deductions, contras, unapplied cash, unapplied credits or credit balances existing or asserted with respect thereto;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

(e) the chief executive office of the Account Debtor with respect to such Accounts is located in the United States of America, or, subject to the prior written consent of the Required Lenders and any conditions so imposed by the Required Lenders, Canada, or, at the Administrative Agent’s option, if either: (i) the Account Debtor has delivered an irrevocable letter of credit issued or confirmed by a bank satisfactory to the Administrative Agent, sufficient to cover such Account, in form and substance satisfactory to the Administrative Agent and, if required by the Administrative Agent, the original of such letter of credit has been delivered to the Administrative Agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to the Administrative Agent, or (ii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount acceptable to the Administrative Agent, or (iii) such Account is otherwise acceptable in all respects to the Required Lenders (subject to such lending formula with respect thereto as the Required Lenders may determine);

(f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Administrative Agent shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to the Administrative Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

(g) the Account Debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts;

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of the Administrative Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the Account Debtor nor any officer or other person who, in each case, performs any management functions for or with respect to the Account Debtor with respect to such Accounts is an officer or other person who, in each case, performs any management functions for or with respect to, is an agent of, or is affiliated with, the Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k) the Account Debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the Account Debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon the Administrative Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to the Administrative Agent;

(l) there are no proceedings or actions which are threatened or pending against the Account Debtors with respect to such Accounts which might result in any material adverse change, in the credit judgment of the Administrative Agent, in any such Account Debtor’s financial condition;

(m) the Accounts do not arise out of or in connection with any contract for services or involving projects entered into by the Borrower or a Domestic Subsidiary that require a bond, guaranty or other similar surety as credit support;

(n) such Accounts are not owed by an Account Debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice and which constitute more than fifty (50%) percent of the total Accounts of such Account Debtor;

(o) such Accounts are not owed by an Account Debtor that is a Subsidiary of, Affiliate of, or has common officers or directors with the Borrower or its Subsidiaries;

(p) that portion of any Accounts not representing late fees, service charges or interest but only to the extent of such portion;

(q) Accounts owed by any Account Debtor which is not insolvent or is not the subject of an insolvency proceeding; and

(r) such Accounts are owed by Account Debtors deemed creditworthy at all times by the Administrative Agent, as determined by the Administrative Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Required Lenders in good faith on the basis of Field Audits and Required Lenders reserve the right, in their reasonable discretion, to create, from time to time, additional categories of ineligible Accounts. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Inventory” shall mean all unencumbered inventory of raw material, work in process and finished goods of the Borrower and its Domestic Subsidiaries exclusive of End of Life Inventory, as herein defined, from time to time on hand, valued at the lowest of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrower referred to in Section 5.1 hereof. ‘End of Life Inventory’ shall mean inventory that the vendor of which has discontinued or declared obsolete and whose sale is final and without return privileges.

“Environmental Laws” shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with the Borrower or its Subsidiaries would be treated as a single employer under Section 4001 of ERISA.

“Eurocurrency Reserve Requirement” shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such system.

“Eurodollar Loan” shall mean any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Reserve Adjusted LIBOR.

“Event of Default” shall mean any of the events specified in Section 8 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Field Audit” shall have the meaning assigned thereto in Section 5.1 (11) hereof.

“First-Tier Subsidiary” shall mean any Subsidiary of any Person which Subsidiary is directly owned by such Person.

“Foreign Acquisition” shall mean the acquisition by the Borrower or any Subsidiary of the Borrower of more than 50% of the capital stock, membership interests, partnership interests or other similar ownership interests of a Person not organized under the laws of the United States or any state thereof or the purchase of all or substantially all of the assets owned by such Person.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States of America or any state thereof.

“Funded Debt” shall mean, on a consolidated basis with respect to the Borrower and its Subsidiaries, without duplication, (i) indebtedness for borrowed money, (ii) obligations to pay the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business which are not overdue), (iii) obligations as lessee under Capital Leases, (iv) obligations evidenced by bonds, debentures, notes or equivalent instruments and (v) reimbursement obligations (contingent or otherwise) in respect of drawings made under letters of credit and acceptance drafts.

“GAAP” shall mean generally accepted accounting principles applied in a manner consistent with that employed in the preparation of the Borrower’s certified annual consolidated financial statements for the fiscal year ended February 28, 2006.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantee” or “Guarantees” shall mean, collectively, the Guarantee and Reaffirmation and Acknowledgment of Guaranty in the forms prepared by counsel to the Administrative Agent to be executed and delivered by each Guarantor on the date of this Agreement and thereafter by any Domestic Subsidiaries of the Borrower required to deliver a Guarantee pursuant to Section 5.11 hereof, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” shall mean, collectively, NIC Components Corp. a New York corporation, Nu Horizons International Corp. a New York corporation, NUV Inc. (formerly known as Nu Visions Manufacturing, Inc.), a Massachusetts corporation, Titan Supply Chain Services Corp. (formerly known as Titan Logistics Corp.), a New York corporation, Razor Electronics, Inc. (formerly known as Hunter Electronics, Inc.), a New York corporation, NuXChange B2B Services, Inc., a Delaware corporation and each other Domestic Subsidiary of the Borrower which, from time to time hereafter, is required to execute a Guarantee in accordance with Section 5.11 hereof.

“Hazardous Materials” shall mean: (a) any “hazardous substance” as defined by CERCLA; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act; (c) any petroleum product; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as heretofore amended or hereafter amended.

“Indebtedness” shall mean all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet or for which references should be made by footnotes thereto.

“Interest Expense” shall mean, for the applicable period, all interest expense exclusive of all interest income determined in accordance with GAAP.

“Interest Period” with respect to any Eurodollar Loan shall mean:

(a) initially, the period commencing on the date such Eurodollar Loan is made and ending one, two, three or six months thereafter; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable written notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if the Borrower shall fail to give notice as provided in clause (b) above, the Borrower shall be deemed to have requested conversion of the affected Eurodollar Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) no Interest Period may be selected which ends later than the Termination Date.

“Involuntary Rate” shall mean at any time a rate per annum equal to two (2%) percent in excess of the otherwise applicable rate or, if there is no rate in effect, two (2%) percent in excess of the Prime Rate in effect from time to time.

“Issuing Lender” shall mean the Lender which is the Administrative Agent in its capacity as the issuer of Letters of Credit hereunder.

“Letter of Credit” or “Letters of Credit” shall mean letters of credit issued by the Issuing Lender pursuant to Section 2.16 hereof for the account of the Borrower.

“Letter of Credit Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit and (b) the aggregate amount of all drawings under Letters of Credit for which the Administrative Agent or the Lenders shall not have been reimbursed as provided in Section 2.19 hereof.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction pursuant to any of the types of security interests referred to herein).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Notes, documents executed in connection with a Letter of Credit, the Security Agreements, the Guarantee, the Pledge Agreement, the Control Agreement, the Blocked Account Agreement, reaffirmations of any of the foregoing agreements and any other documents executed by the Borrower or the Guarantors in connection herewith including any and all amendments to such documents.

“Minority Interest Purchase” shall have the meaning set forth in Section 7.3 hereof.

“Multiemployer Plan” shall mean any Plan described in Section 4001(a)(3) of ERISA.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” shall mean an acquisition by the Borrower or any Subsidiary of the Borrower by merger, by consolidation or by purchase of a voting majority of the stock of another Person or the purchase of all or substantially all of the assets of another Person (or of a division or other operating component of another Person) (an “Acquisition”) if all of the following conditions are met:

(i) The total consideration, including the cash purchase price for such Acquisition and any Funded Debt incurred or assumed in connection therewith, does not exceed $15,000,000 and the aggregate total consideration for all Acquisitions consummated during the Commitment Period does not exceed $25,000,000;

(ii) The Acquisition is identified as a “Permitted Acquisition” by the Borrower in writing to the Administrative Agent;

(iii) The Borrower and its Subsidiaries have not closed more than two (2) Acquisitions in any twelve (12) month period and four (4) Acquisitions during the Commitment Period of which no more than one of which shall be a Foreign Acquisition which has a total consideration that does not exceed $12,000,000. In the case of such Foreign Acquisition, the business to be acquired shall be acquired by (x) the Borrower or a Domestic Subsidiary, (y) a First-Tier Subsidiary of the Borrower or a Domestic Subsidiary, or (z) a direct or indirect wholly-owned Subsidiary of a First-Tier Subsidiary of a Domestic Subsidiary, provided that if such First-Tier Subsidiary is a Foreign Subsidiary, then 65% of the capital stock of such First-Tier Subsidiary shall have been pledged to the Administrative Agent for the benefit of the Lenders.

(iv) No Acquisition shall be a Permitted Acquisition if the business which is the subject of such acquisition has a negative EBITDA for the most recently concluded four quarters;

(v) Substantially all of the revenue of the Person or assets being acquired is derived from products and services substantially similar to those currently provided by the Borrower and/or its Subsidiaries;

(vi) The Administrative Agent and the Lenders shall have received at least three (3) years of historical financial statements of such Person (or, if such Person has been in business for less than three (3) years, financial statements for such lesser number of years) and a set of projections setting forth in reasonable detail (with those stated assumptions set forth below) the pro forma effect of such Acquisition and showing compliance by the Borrower with all covenants set forth in this Agreement for the next succeeding four (4) fiscal quarters. The projections to be delivered hereunder shall include and specify the assumptions used to prepare such projections regarding growth of sales, margins on sales and cost savings resulting from such Acquisition;

(vii) The Administrative Agent and the Lenders shall have received a certificate signed by the chief financial officer of the Borrower to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to such Acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct except those, if any, made as of a specific time which shall have been true and correct when made, (b) the Borrower will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of such Acquisition;

(viii) With respect to such Person which is the subject of an Acquisition, such Acquisition has been (x) approved by the board of directors or other appropriate governing body of such Person or (y) recommended for approval by such board of directors or governing body to the shareholders, members, partners, or other owners of such Person, as required under applicable law or the certificate of incorporation and by-laws or other organizational documents of such Person and subsequently approved by the shareholders, members, partners or other owners if such approval is required under applicable law or by the certificate of incorporation and by-laws or other organizational documents of such Person or (z) otherwise agreed to by all shareholders, members, partners or owners of such Person;

(ix) The Borrower has timely delivered the financial statements required pursuant to Section 5.1(1) and 5.1(2) hereof;

(x) The Borrower and such other Person, if any, has complied with the provisions of Section 5.11 hereof; and

(xi) The Acquisition constitutes a Domestic Acquisition, as hereinafter defined, unless same is the Foreign Acquisition permitted by subparagraph (iii) above. Domestic Acquisition shall mean the acquisition by the Borrower or any Subsidiary of the Borrower of more than 50% of the capital stock, membership interests, partnership interests or other similar ownership interests of a Person organized under the laws of the United States or any state thereof or the purchase of all or substantially all of the assets owned by such Person substantially all of which assets are located in the United States.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.

“Plan” shall mean any plan of a type described in Section 4021(a) of ERISA in respect of which the Borrower or any of its Subsidiaries or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean (a) with respect to the Borrower, any Pledge Agreement entered into in accordance with Section 5.11 hereof relating to the capital stock or other equity interests of a Foreign Subsidiary of the Borrower which is a First-Tier Subsidiary of the Borrower substantially in the form prepared by counsel to the Administrative Agent, (b) with respect to each Domestic Subsidiary, as applicable, any Pledge Agreement entered into in accordance with Section 5.11 hereof relating to the capital stock or other equity interests of a Foreign Subsidiary which is a First-Tier Subsidiary of a Domestic Subsidiary of the Borrower substantially in the form prepared by counsel to the Administrative Agent and as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” the rate per annum announced by the Administrative Agent from time to time as its prime rate in effect at its principal office. Each change in the Prime Rate shall be effective on the date such change is announced to become effective.

“Prime Rate Loan” shall mean any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

“Prior Agreement” shall mean that certain credit agreement among the Borrower and certain lenders dated as of September 30, 2004, as amended by a First Amendment dated as of February 28, 2005, a Second Amendment dated as of November 21, 2005 and a Third Amendment dated as of August 29, 2006.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Required Lenders” shall mean at any time Lenders having at least fifty-one (51%) percent of the aggregate amount of the Revolving Credit Commitments or, if the Revolving Credit Commitments are no longer in effect, Lenders holding at least fifty-one (51%) percent of the aggregate outstanding principal amount of the sum of the Revolving Credit Notes and the Letter of Credit Exposure (or participation in any of the foregoing); provided, however, that such calculation shall be made without including the Revolving Credit Commitment and pro rata portion of Letter of Credit Exposure of any Lender or principal amount of Revolving Credit Notes held by such Lender, if such Lender is in default with respect to any of its obligations to the Administrative Agent, the Borrower or any Lender.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any material law, treaty, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Adjusted LIBOR” shall mean with respect to the Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the quotient (rounded upwards to the next higher 1/16 of one percent) of (a) the annual rate of interest at which dollar deposits of an amount comparable to the amount of such Revolving Credit Loan and for a period equal to the Interest Period applicable thereto are offered to the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London time) on the second Business Day prior to the beginning of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirement.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower during the Commitment Period pursuant to the terms hereof as such Commitment is described in Section 2.1 hereof.

“Revolving Credit Loan” shall mean a loan made pursuant to the terms of Section 2.2 hereof.

“Revolving Credit Note” or “Revolving Credit Notes” shall mean the Revolving Credit Notes referred to in Section 2.3 hereof in the form of Exhibit “A” hereto.

“Security Agreement” or “Security Agreements” shall mean a Security Agreement executed by the Borrower and each of its Domestic Subsidiaries in the form prepared by counsel to the Administrative Agent.

“Subordinated Debt” shall mean indebtedness of the Borrower subordinated in right of payment to the obligations to the Lenders under this Agreement pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by the parent.

“Tangible Net Worth” shall mean, for the Borrower and its Subsidiaries on a consolidated basis, at any date, the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights and franchises.

“Termination Date” shall mean September 30, 2011 or, if such date is not a Business Day, the Business Day next succeeding such date.

“Total Revolving Credit Commitment” shall mean the sum of the Lenders’ Revolving Credit Commitments, as the same may be reduced from time to time in accordance with Section 2.10 hereof.

1.2 Accounting Terms. As used herein and in any certificate or other documents made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1 Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make Revolving Credit Loans to the Borrower, at any time and from time to time from the date hereof to the Termination Date, or until the earlier termina-tion of its Revolving Credit Commitment in accordance with the terms hereof, in an aggregate principal amount at any time out-standing not to exceed the amount of such Lender’s Revolving Credit Commitment set forth opposite its name in Schedule I hereto, as such Revolving Credit Commitment may be changed from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the sum of (i) the aggregate principal amount of Revolving Credit Loans outstanding at any time to the Borrower and (ii) the Letter of Credit Exposure shall not exceed the lesser of (y) the Total Revolving Credit Commitment or (z) the Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently terminate on the Termination Date.

Within the foregoing limits, the Borrower may borrow, repay (or, subject to the provisions of Section 2.9 hereof, prepay) and reborrow, during the Commitment Period, subject to the terms, provisions and limitations set forth herein.

2.2  Revolving Credit Loans. (a) The Revolving Credit Loans made by a Lender on any date shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof in the case of a Eurodollar Loan or in a minimum amount of $250,000 and in integral multiples of $100,000 in excess thereof in the case of a Prime Rate Loan.

(b) Revolving Credit Loans shall be made ratably by the Lenders in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder.

(c) Each Revolving Credit Loan shall be either a Prime Rate Loan or a Eurodollar Loan as the Borrower may request pursuant to Section 2.5 hereof. Revolving Credit Loans of more than one type and Interest Period may be outstanding at the same time.

(d) Each Lender shall make its Revolving Credit Loans on the proposed dates thereof by paying the amount required to the Administrative Agent in Hauppauge, New York, in immediately available funds not later than 1:00 p.m., New York time, and the Administrative Agent shall as soon as practicable, but in no event later than 3:00 p.m., New York time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent in immediately available funds or, if Revolving Credit Loans are not to be made on such date because any condition precedent to a borrowing herein specified is not met, return the amounts so received to the respective Lenders.

2.3 Revolving Credit Notes (a) The Revolving Credit Loans made by the Lenders pursuant to Section 2.2 hereof shall be evidenced by promissory notes of the Borrower substantially in the form of Exhibit “A” hereto with appropriate insertions (individually, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), payable to the order of each Lender and evidencing the obligations of the Borrower to pay to each Lender on the Termination Date the lesser of (y) the amount of each Lender’s Revolving Credit Commitment or (z) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender, with interest thereon as hereinafter prescribed in Section 2.4 hereof. The revolving credit notes payable to the order of the Prior Lenders shall be amended and restated as the Revolving Credit Notes payable to the order of the Lenders under this Agreement.

(b) The date and amount of each Revolving Credit Loan, the basis for calculating interest, the Interest Period (if any) applicable thereto and each payment of principal with respect thereto may be endorsed by the Lenders on the schedule annexed to and constituting a part of the Revolving Credit Notes. The aggregate unpaid amount of Revolving Credit Loans set forth on such schedule shall be presumed to be the principal amount owing and unpaid thereon. The failure of a Lender to make such endorsement on such schedule shall not prejudice such Lender in any way, nor affect its rights hereunder with respect to any Revolving Credit Loan. The Revolving Credit Notes shall be dated the date of this Agreement and be stated to mature on the Termination Date.

2.4 Interest. Interest on each Revolving Credit Loan shall be at a per annum rate to be elected by the Borrower, in accordance with Section 2.5 hereof, and shall be either a fluctuating rate equal to the Prime Rate or, subject to availability, the Reserve Adjusted LIBOR for Interest Periods selected by the Borrower plus 1.50%. Interest on each Prime Rate Loan shall be payable monthly in arrears to the Administrative Agent for the pro rata benefit of the Lenders, on the first Business Day of each month, commencing on the first such day to occur after the pertinent Revolving Credit Loan is made and upon payment in full thereof. Interest on each Eurodollar Loan shall be payable to the Administrative Agent for the pro rata benefit of the Lenders in arrears (i) in the case of Eurodollar Loans with Interest Periods of three months or less, at the end of each applicable Interest Period and (ii) in the case of Eurodollar Loans with Interest Periods of more than three months, on the numerically corresponding day that falls three months after the beginning of such Interest Period and at the end of the applicable Interest Period. Whenever the unpaid principal balance of any Revolving Credit Loan shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise) interest shall thereafter be payable, on demand, to the Administrative Agent for the pro rata benefit of the Lenders at the Involuntary Rate. Interest on each Revolving Credit Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day by giving the Administrative Agent irrevocable notice of a request for a Revolving Credit Loan hereunder setting forth the amount of the Revolving Credit Loan requested, the date thereof, whether it is to be a Eurodollar Loan or a Prime Rate Loan and, if it is to be a Eurodollar Loan, the duration of the Interest Period applicable thereto. Requests for Eurodollar Loans shall be received by the Administrative Agent not later than 11:00 a.m. (New York time) three (3) Business Days prior to the first day of the Interest Period for each such Revolving Credit Loan. Requests for Prime Rate Loans may be made up to 11:00 a.m. (New York time) on the day such Revolving Credit Loan is to be made. Any request for a Revolving Credit Loan may be written or oral, but if oral, it shall be confirmed in writing sent by the Borrower to the Administrative Agent by the close of business of such Business Day. The Administrative Agent shall promptly advise (but in any event, by 2:00 p.m. New York time, three (3) Business Days prior to a Eurodollar Loan or by 12:00 p.m. on the same Business Day in the case of a Prime Rate Loan) the Lenders of any notice given pursuant to this Section 2.5 and of each Lender’s portion of the requested borrowing.

2.6 Conversion and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Revolving Credit Loan into another type of Revolving Credit Loan or to renew all or part of a Revolving Credit Loan by giving the Administrative Agent notice by 11 a.m. (New York time) on the day of the conversion into a Prime Rate Loan and at least three (3) Business Days before the conversion into or renewal of a Eurodollar Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Revolving Credit Loan to be converted or renewed; (3) in the case of conversions, the type of Revolving Credit Loan to be converted into; and (4) in the case of renewals of or a conversion into Eurodollar Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Revolving Credit Loan of a Lender outstanding after a renewal or conversion to a Eurodollar Loan shall be $500,000 or to a Prime Rate Loan shall be $250,000; and (b) Eurodollar Loans can be converted only on the last day of the Interest Period of such Revolving Credit Loan. All notices given under this Section 2.6 shall be irrevocable and shall be given not later than 11:00 a.m. (New York time) on the day which is the day or not less than the number of Business Days, as the case may be, specified above for such notice. Any request for a conversion or a renewal under this Section 2.6 may be written or oral, but if oral, it shall be confirmed in writing sent by the Borrower to the Administrative Agent by the close of business of such Business Day. If the Borrower shall fail to give the Administrative Agent the notice as specified above for the renewal or conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall automatically be converted into a Prime Rate Loan on the last day of the Interest Period for such Revolving Credit Loan. The Administrative Agent shall promptly advise (but in any event, by 2:00 p.m. New York time, three (3) Business Days prior to a Eurodollar Loan or by 3:00 p.m. on the same Business Day in the case of a Prime Rate Loan) the Lenders of any notice given pursuant to this Section 2.6 and of each Lender’s portion of the requested conversion or renewal.

2.7 Suspension of Eurodollar Loans.

(a) Disaster. Notwithstanding anything contained in this Agreement to the contrary, if the Administrative Agent determines that:

(i) it is unable for any reason to quote or determine rates based upon a Reserve Adjusted LIBOR, or

(ii) the Reserve Adjusted LIBOR does not accurately reflect the cost to a Lender of making or maintaining a Eurodollar Loan,

then the Administrative Agent shall give the Borrower and the Lenders prompt notice thereof, and so long as such condition shall remain in effect the right of the Borrower to select a Eurodollar Loan or to convert a Prime Rate Loan into, or to borrow or renew, a Eurodollar Loan shall be suspended. The Borrower, in such event, shall, on the last day of a then current Interest Period either prepay such loan together with accrued interest thereon or convert such loan into a Prime Rate Loan.

(b) Illegality. Notwithstanding any other provisions herein, if any Requirements of Law, regulation, order or decree or any change therein or in the interpretation or application thereof shall make it unlawful for a Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment hereunder to make Eurodollar Loans shall forthwith be canceled with respect to such Lender upon notice to the Administrative Agent and the Borrower and Revolving Credit Loans of such Lender then outstanding as Eurodollar Loans, if any, shall, at the option of the Borrower, be prepaid in full together with all interest accrued and unpaid to the date of any such prepayment together with any amounts required by Section 2.9 hereof, or converted into a Prime Rate Loan.

2.8 Commitment Fees; Other Fees.

(a) Commitment Fees. As additional compensation for the Revolving Credit Commitments, the Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders a commitment fee for the Commitment Period based on the average daily unused portion of the Total Revolving Credit Commitment (without reference to the Borrowing Base) of .20% which fee shall accrue from the date of this Agreement.

Any fee payable under this Section 2.8 which is not paid when due shall bear interest at the Involuntary Rate until paid, payable on demand. Such fee shall be computed on the basis of a 360 day year for the actual days elapsed and shall be payable monthly on the first day of each month during the Commitment Period and on the Termination Date or any earlier date of termination in accordance with the terms of this Agreement. The “unused portion of the Total Revolving Credit Commitment” means, at any time, the Total Revolving Credit Commitment less the sum of (a) the unpaid principal balance of all Revolving Credit Loans and (b) the Letter of Credit Exposure. Upon termination or reduction of the Revolving Credit Commitments or adjustment of the Lenders’ percentage of Total Revolving Credit Commitments, the Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders, accrued unused fees on the portion of the Revolving Credit Commitment terminated or reduced to the date of termination or reduction.

(b) Letter of Credit Fees.

(i) In connection with Standby Letters of Credit, the Borrower will pay the Administrative Agent a non-refundable Standby Letter of Credit Fee equal to 1.25% per annum on the amount available to be drawn under such Standby Letter of Credit. Such fee shall be payable to the Administrative Agent upon issuance.

(ii) In connection with Commercial Letters of Credit, the Borrower will pay the Administrative Agent a non-refundable (y) fronting fee equal to 1/8 of 1% of the amount of such Commercial Letter of Credit and (z) a presentation fee equal to 1/8 of 1% of the amount of such Commercial Letter of Credit.

(iii) The Administrative Agent will distribute all fees provided for in subsections (i) and (ii) of less than $500.00 to the Issuing Lender for its own account and with respect to all fees of $500.00 or more, it will pay $500.00 to the Issuing Lender, for its own account and any excess to the Lenders on a pro rata basis in accordance with the provisions of Section 2.13 hereof.

(iv) The Borrower agrees to pay to the Issuing Lender for its own account the customary administration, amendment, and transfer fees charged by the Issuing Lender in connection with its issuance and administration of Letters of Credit.

(c) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee payable in the amount and at the time separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of All Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

2.9 Additional Compensation in Certain Circumstances.

(a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof, or any change therein, or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

(i) subjects the Administrative Agent or a Lender to any tax or changes the basis of taxation with respect to this Agreement, the Revolving Credit Notes, the Revolving Credit Loans, any other extensions of credit under this Agreement or payments by the Borrower of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Revolving Credit Notes (except for taxes on the overall net income of the Administrative Agent or a Lender imposed by the jurisdiction in which the Administrative Agent or such Lender’s principal office is located),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, the Administrative Agent or a Lender (or participations in any of the foregoing) (other than requirements expressly included herein in the determination of the Reserve Adjusted LIBOR hereunder),

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Administrative Agent or a Lender (or participations therein) or (B) otherwise applicable to the obligations of the Administrative Agent or a Lender under this Agreement, or

(iv) imposes upon the Administrative Agent or a Lender any other condition or expense with respect to this Agreement, the Revolving Credit Notes or its making, maintenance or funding any part of the Revolving Credit Loans or any other extensions of credit under this Agreement (or participations therein), and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Administrative Agent or a Lender with respect to this Agreement, the Revolving Credit Notes or the making, maintenance or funding of any part of the Revolving Credit Loans or any other extensions of credit under this Agreement (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Administrative Agent’s or a Lender’s capital, taking into consideration the Administrative Agent’s and such Lender’s policies with respect to capital adequacy) by an amount which the Administrative Agent or a Lender deems to be material, the Administrative Agent or such Lender shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by the Administrative Agent or such Lender (which determination shall be conclusive) to be necessary to compensate the Administrative Agent or such Lender for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to the Administrative Agent or the applicable Lender ten (10) Business Days after such notice is given. A certificate by the Administrative Agent or a Lender as to the amount due and payable under this Section 2.9(a) from time to time and the method of calculating such amount shall be conclusive absent manifest error. All references to “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

(b) Indemnity. In addition to the compensation required by subsection (a) of this Section 2.9, the Borrower shall indemnify the Administrative Agent and each Lender against any loss or expense (including loss of margin) which the Administrative Agent or such Lender has sustained or incurred as a consequence of any

(i) payment, prepayment or conversion of any part of any Eurodollar Loan on a day other than the last day of the applicable Interest Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (the Administrative Agent having in its sole discretion the options (A) to give effect to such attempted revocation and obtain indemnity under this Section 2.9(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Revolving Credit Notes, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, commitment fee or other amount due hereunder or under a Revolving Credit Note.

If the Administrative Agent or a Lender sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by the Administrative Agent or such Lender (which determination shall be conclusive) to be necessary to indemnify the Administrative Agent or such Lender for such loss or expense. Such amount shall be due and payable by the Borrower to the Administrative Agent or Lender ten (10) Business Days after such notice is given. All references to “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

The indemnities set forth herein shall survive payment in full of all Eurodollar Loans and all other Revolving Credit Loans made pursuant to this Agreement.

2.10 Termination or Reduction of Commitment. Subject to the indemnity agreement with respect to Eurodollar Loans set forth in Section 2.9(b) hereof, the Borrower shall have the right, upon not less than three (3) Business Days’ irrevocable notice to the Administrative Agent (which shall promptly notify each of the Lenders), to terminate the Total Revolving Credit Commitment or, from time to time, to reduce the amount of the Total Revolving Credit Commitment, provided that (a) any such reduction (i) shall be in the minimum amount of $1,000,000 or a multiple thereof, (ii) shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect, and (iii) shall be accompanied by prepayment of the Revolving Credit Loans outstanding, together with accrued interest on the amount so prepaid to the dates of each such prepayment, to the extent, if any, that the Aggregate Outstandings exceed the amount of the Total Revolving Credit Commitment as then reduced, and (b) any such termination of the Total Revolving Credit Commitment shall be accompanied by prepayment in full of the Revolving Credit Loans outstanding, together with accrued interest thereon to the date of prepayment, and the payment of any unpaid commitment fee then accrued hereunder, and (c) no such reduction shall reduce the Total Revolving Credit Commitment to an amount which is less than the Letter of Credit Exposure, and (d) no such termination shall be effective if there is then any Letter of Credit Exposure.

2.11 Prepayment. Subject to the indemnity agreement with respect to Eurodollar Loans set forth in Section 2.9(b) hereof, the Borrower (a) may prepay any Revolving Credit Loan in whole or in part without premium or penalty and (b) shall prepay Revolving Credit Loans to the extent that the Aggregate Outstandings exceed the Borrowing Base no later than five (5) Business Days after the occurrence of such excess. Each prepayment shall be made together with interest accrued on the amount prepaid to the date of prepayment. Prepayments of Revolving Credit Loans may be reborrowed on a revolving basis as aforesaid.

2.12 Payments.

(a) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without setoff or counterclaim and shall be made to the Lenders on the date of payment at the office of the Administrative Agent set forth in Section 10.1 hereof or at such other place as the Administrative Agent may from time to time designate in writing on or before 11:00 a.m. (New York time). All such payments shall be made in lawful money of the United States of America and in immediately available funds. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day and, in the event of any extension, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) The Borrower hereby authorizes the Administrative Agent to charge any of its accounts maintained at the Administrative Agent on the date any payment is due hereunder or under a Revolving Credit Note.

2.13  Pro Rata Treatment.

(a) Except for any payment, reimbursement or other indemnity to any Lender or other indemnified person under Section 2.7(b), 2.8(b), 2.8(c), 2.9, 2.18 or 10.4 hereof, each borrowing by the Borrower of Revolving Credit Loans from the Lenders hereunder, each conversion or renewal of a Revolving Credit Loan, each payment by the Borrower of any commitment fees, letter of credit fees or participation fees hereunder (subject to the provisions of Section 2.8(b) (iii) hereof) and each reduction of the Total Revolving Credit Commitment shall be made pro rata among the Lenders in the proportions that their Revolving Credit Commitments bear to the Total Revolving Credit Commitment. Each payment or prepayment of principal of the Revolving Credit Notes and each payment of interest on the Revolving Credit Notes shall be made pro rata among the Lenders in the proportions that the amount outstanding under a Revolving Credit Note payable to a particular Lender bears to the aggregate amount outstanding under the Revolving Credit Notes.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time such Lender is required to fund any proposed borrowing that such Lender will not make the amount that would constitute its pro rata share of such borrowing on such date available to the Administrative Agent, the Administrative Agent may (assuming that the Administrative Agent has furnished such Lender with notice of the proposed borrowing as required under Section 2.5 hereof) assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available by such Lender to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s pro rata share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender’s pro rata share of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to the relevant Revolving Credit Loans hereunder, on demand, from the Borrower.

(c) Notwithstanding the foregoing provisions of this Section 2.13, in the event that a Lender fails to make any amount that would constitute its pro rata share of a borrowing available to the Administrative Agent, the Administrative Agent shall so notify the other Lender(s) whereupon such Lender(s) shall be required to make such amount available to the Administrative Agent on a pro rata basis between (or among) the Lenders in the proportions that their Revolving Credit Commitments bear to the Total Revolving Credit Commitment, in an aggregate amount not to exceed the amount of such Lender’s unused Revolving Credit Commitment as set forth on Schedule I attached hereto.

2.14 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of a Revolving Credit Note held by it as a result of which the unpaid principal portion of the Revolving Credit Note held by it shall be proportionately less than the unpaid principal portion of the Revolving Credit Notes held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Revolving Credit Note or participation held by such other Lender with the purchase price payable in cash upon demand by such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Notes and participations in Revolving Credit Notes held by it shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Notes then outstanding as the principal amount of the Revolving Credit Notes held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Revolving Credit Notes outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14 and such other Lender shall thereafter receive or recover from or respecting the Borrower or any Guarantor any amount in respect of a Revolving Credit Note proportionally greater than that received by the first Lender, such purchase or purchases or adjustments shall be repurchased and rescinded to the extent of such receipt or recovery and the purchase price or prices paid or adjustments made shall be repaid or restored, as applicable, without interest; provided, that, if such disproportionate amount received or recovered by such other Lender exceeds the amount necessary to restore the Lenders respective pro rata shares, then this section shall apply to such excess. If all or part of any proportionately greater payment received by any purchasing Lender is thereafter recovered from such purchasing Lender upon the bankruptcy or reorganization of the Borrower or any Guarantor, or otherwise, the purchases by such purchasing Lender shall be rescinded and the purchase price paid for the participations purchased by such purchasing Lender shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Credit Note deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender held a Revolving Credit Note in the amount of such participation.

2.15 Use of Proceeds. The Borrower has utilized the proceeds of the initial Revolving Credit Loans to refinance any amounts owing to the Administrative Agent or the Prior Lenders under the Prior Agreement. The proceeds of any subsequent Revolving Credit Loans may be used by the Borrower for working capital purposes, capital expenditures, to fund the purchase price of Permitted Acquisitions and to repurchase stock of the Borrower in an aggregate cumulative amount during the Commitment Period not to exceed $4,000,000 valued at the market price at the time of purchase. Each Standby Letter of Credit, as defined in section 2.16 hereof, shall be used by the Borrower solely to provide support for an obligation of a Person and which may be drawn on upon the failure of such Person to perform such obligation or other contingency for the purposes of the Borrower and its Subsidiaries in the ordinary course of business. Each Commercial Letter of Credit, as defined in Section 2.16 hereof, shall be used by the Borrower and its Subsidiaries solely to provide the primary means of payment in connection with the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business. No portion of the proceeds of any Revolving Credit Loan and no Letter of Credit shall be used by the Borrower in any manner which might cause the borrowing of such Revolving Credit Loan, or such Letter of Credit or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board.

2.16 Issuance of Letters of Credit. Upon the request of the Borrower, and subject to the conditions set forth herein and such other conditions to the opening of Letters of Credit as the Issuing Lender requires of its customers generally, the Issuing Lender shall from time to time during the Commitment Period issue letters of credit for the account of the Borrower as follows:

(i) standby letters of credit (collectively, the “Standby Letters of Credit”) in a form reasonably satisfactory to the Issuing Lender and in favor of such beneficiaries as the Borrower shall specify form time to time (which shall be reasonably satisfactory to the Issuing Lender); and

(ii) commercial letters of credit in the form of the Issuing Lender’s standard commercial letters of credit (“Commercial Letters of Credit”) in favor of sellers of goods or services to the Borrower or its Subsidiaries (the Standby Letters of Credit and the Commercial Letters of Credit, collectively, the “Letters of Credit”).

The issuance of each Letter of Credit shall be made on at least two (2) Business Days prior written notice from the Borrower to the Issuing Lender which written notice shall be an application for a Letter of Credit on the Issuing Lender’s customary form. The expiration date of any Letter of Credit shall not be later than one (1) year from the date of issuance thereof nor, in any event, later than the Termination Date. The Letters of Credit shall be denominated in Dollars and shall be issued in respect of any transactions occurring in the Borrower’s ordinary course of business.

2.17 Actions of Issuing Lender. Any Letter of Credit may, in the discretion of the Issuing Lender or its correspondents, be interpreted by them (to the extent not inconsistent with such Letter of Credit) in accordance with the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, as adopted or amended from time to time, or any other rules, regulations and customs prevailing at the place where any Letter of Credit is available or the drafts thereunder are drawn or nego-tiated. The Issuing Lender and its correspondents may in good faith accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy, or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.

2.18 Indemnity as to Letters of Credit. The Borrower hereby agrees to indemnify and hold harmless the Issuing Lender, the Administrative Agent and the Lenders from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Issuing Lender, the Administrative Agent or the Lenders may incur or suffer by reason of or in connection with the execution and delivery or assignment of, or payment under, any Letter of Credit, except only if and to the extent that any such claim, damage, loss, liability, cost or expense shall be caused by the willful misconduct or gross negligence of the Issuing Lender, the Administrative Agent or any Lender performing its obligations respecting such Letter of Credit under this Agreement. Without limiting the foregoing, the Borrower further agrees to indemnify and hold harmless the Issuing Lender, the Administrative Agent, the Lenders and their respective officers and directors, each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act of 1933 or any applicable state securities law and their respective successors and assigns from and against any and all claims, damages, losses, liabilities, costs or expenses, joint or several, to which they or any of them may become subject under any federal or state securities law, rule or regulation, at common law or otherwise, insofar as such claims, damages, losses, liabilities, costs or expenses arise out of or are based upon the execution and delivery by the Issuing Lender of any Letters of Credit or the execution and delivery of any other document in connection therewith (but not including any claims, damages, losses, liabilities, costs or expenses arising from the gross negligence or willful misconduct of the Issuing Lender, the Administrative Agent or a Lender). The Borrower upon demand by the Administrative Agent at any time, shall reimburse the Administrative Agent for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing. The indemnities contained herein shall survive the expiration or termination of the Letters of Credit and this Agreement.

2.19 Payment in Respect of Letters of Credit; Reimbursement. Upon the issuance of any Letter of Credit, the Issuing Lender shall notify the Administrative Agent which shall notify each Lender of the principal amount, the number, and the expiration date thereof and the amount of such Lender’s participation therein. By the issuance of a Letter of Credit hereunder and without further action on the part of the Issuing Lender, the Administrative Agent or the Lenders, each Lender hereby accepts from the Issuing Lender a participation (which participation shall be nonrecourse to the Issuing Lender) in such Letter of Credit equal to such Lender’s pro rata (based on its Revolving Credit Commitment) share of such Letter of Credit, effective upon the issuance of such Letter of Credit. Each Lender hereby absolutely and unconditionally agrees to pay and discharge, and to indemnify and hold harmless the Issuing Lender from liability in respect of, such Lender’s pro rata share of the amount of any drawing under a Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit issued by the Issuing Lender and its obligation to make the payments specified herein, and the right of the Issuing Lender to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Lender shall review, on behalf of the Lenders, each draft presented under a Letter of Credit and shall notify each Lender of any such presentment. Promptly after it shall have ascertained that any draft presented under any Letter of Credit appears on its face to be in substantial conformity with the terms and conditions of such Letter of Credit, the Issuing Lender shall give notice to the Administrative Agent which shall give telephonic or facsimile notice to the Lenders and the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made provided, however, the Issuing Lender shall have the right, in its sole discretion, to decline to accept any documents and to decline to make payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit. The Borrower shall pay to the Issuing Lender the amount specified in such notice by no later than 11:00 a.m. (New York time) on the date such payment is scheduled to be made. If the Borrower has not so discharged such payment obligations and the Issuing Lender is unable to recover the required amount by debiting the Borrower’s account, the Issuing Lender shall give the Administrative Agent notice which shall give each Lender notice of any amount that remains unpaid, and each Lender shall promptly pay the amounts required to the Issuing Lender in immediately available funds, and, with respect to Letters of Credit, the Issuing Lender, not later than 3:00 p.m. (New York time) on such day, shall make the appropriate payment to the applicable beneficiary. If the Lenders shall pay to the Issuing Lender the amount of any draft presented under a Letter of Credit, then the Issuing Lender, on behalf of the Lenders, shall charge the general deposit account of the Borrower with the Issuing Lender for the amount thereof, together with the Issuing Lender’s customary overdraft or similar fee in the event the funds available in such account shall not be sufficient to reimburse the Lenders for such payment. If the Lenders have not been paid with respect to any drawing as provided above, the Borrower shall pay to the Issuing Lender, for the account of the Lenders, the amount of such drawing together with interest on such amount at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Involuntary Rate, payable on demand. The obligations of the Borrower under this Section 2.19 to pay the Issuing Lender, the Lenders and the Administrative Agent for all drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

(a) any lack of validity or enforceability of any Letter of Credit;

(b) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Lender, the Administrative Agent or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense not otherwise waived hereunder based on the gross negligence or willful misconduct of the Issuing Lender, the Administrative Agent or any Lender) or any other Person in connection with this Agreement or any other transaction;

(c) any draft or other document presented under or in connection with any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit;

(e) the existence, character, quantity, quality, condition, packing, value or delivery of any goods or other property relating to any Letter of Credit;

(f) the time, place, manner or order in which shipment is made;

(g) the provisions of any insurance policy or any act or omission of any insurer, shipper, warehouseman, carrier, correspondent or other Person; or

(h) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

Neither the Issuing Lender, the Administrative Agent nor a Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender, the Administrative Agent or a Lender, provided that the foregoing shall not be construed to excuse the Issuing Lender, the Administrative Agent or a Lender from liability to the Borrower to the extent of damages suffered by the Borrower that are caused by the Issuing Lender’s, the Administrative Agent’s or such Lender’s gross negligence or willful misconduct. It is understood that in making any payment under any Letter of Credit (x) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, good faith reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (y) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans and to issue Letters of Credit herein provided for, the Borrower hereby covenants, represents and warrants to the Administrative Agent and the Lenders that:

3.1 Financial Condition. The consolidated balance sheet and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries as at February 28, 2006 audited by Lazar Levine & Company, LLC, CPAs and the interim consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows as of November 30, 2006 have heretofore been furnished to the Lenders, and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates, and the results of their operations for the fiscal year and fiscal quarter, respectively, then ended. Such annual financial statements have been prepared in accordance with GAAP and such interim financial statements have been prepared on a basis consistent with the annual financial statements, subject to year end adjustments. Neither the Borrower nor any of its Subsidiaries has any material contingent obligations, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, which are not reflected in the foregoing statements or in the notes thereto.

3.2 No Change. Since November 30, 2006, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower or its Subsidiaries.

3.3 Corporate Existence; Compliance with Law; Subsidiaries. Each of the Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority and the legal right to own and operate its properties, and to conduct the business in which it is currently engaged, (iii) does not own or operate properties or conduct business which requires qualification as a foreign corporation in any jurisdiction in which it is not so qualified, and (iv) is in compliance with all Requirements of Law; except to the extent that the failure to so qualify as a foreign corporation as required by clause (iii) of this Section 3.3 or to comply with all Requirements of Law as required by clause (iv) of this Section 3.3 would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole, and would not materially adversely affect the ability of the Borrower or a Subsidiary to perform its obligations under the Loan Documents.

3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower and each of its Subsidiaries has the corporate power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents and, in the case of the Borrower, to borrow and obtain other extensions of credit hereunder. The Borrower has taken all necessary corporate action to authorize the borrowings and other extensions of credit hereunder on the terms and conditions of this Agreement and the Borrower and each of its Subsidiaries has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, or other act by or in respect of any other Person (including stockholders and creditors of the Borrower or its Subsidiaries) or any Governmental Authority, is required in connection with the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. Each of the Loan Documents has been duly executed and delivered on behalf of the Borrower or its Subsidiaries, as applicable, and each of the Loan Documents constitutes a legal, valid and binding obligation of the Borrower or its Subsidiaries, as applicable, enforceable against the Borrower or its Subsidiaries, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

3.5 Legal Bar. The execution, delivery and performance of each of the Loan Documents and the borrowings and other extensions of credit hereunder and the use of the proceeds thereof, will not violate any of the Requirements of Law or Contractual Obligations of the Borrower or its Subsidiaries, and will not result in, or require the creation or imposition of, any Lien on any of its respective properties or revenues pursuant to any Requirements of Law or Contractual Obligations.

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against the Borrower or any Subsidiary or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which would be materially adverse to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as whole or which would materially and adversely affect the ability of the Borrower or its Subsidiaries to perform its respective obligations under any of the Loan Documents. No Default or Event of Default has occurred and is continuing.

3.8 No Burdensome Restrictions. No Contractual Obligations of the Borrower or its Subsidiaries and no Requirements of Law materially adversely affect, or insofar as the Borrower or its Subsidiaries may reasonably foresee may so affect, the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

3.9 Federal Regulations. Neither the Borrower nor its Subsidiaries is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. No part of the proceeds of any Revolving Credit Loans hereunder, and no Letter of Credit, will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board.

3.10 Environmental Regulation.

(a) The Borrower has no knowledge of receipt of any past, pending or threatened:

(i) claims, complaints, notices or requests for information with respect to any alleged violation of any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any material adverse change in the financial or business conditions of the Borrower and its Subsidiaries taken as a whole; or

(ii) complaints, notices or inquiries to the Borrower or any Subsidiary of the Borrower regarding potential liability under any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any material adverse change in the financial or business conditions of the Borrower and its Subsidiaries taken as a whole;

(b) No property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up; and

(c) Neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

3.11 Title to Properties. Each of the Borrower and its Subsidiaries has valid leases of or good and marketable title to its respective properties and assets, including the properties and assets reflected in the balance sheets described in Section 3.1 hereof. Such properties and assets are not subject to any Lien, except as reflected in such balance sheets and except to the extent otherwise permitted by Section 7.2 hereof.

3.12 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other tax returns which to the knowledge of the Borrower and its Subsidiaries are required to be filed and have paid all taxes shown as due and payable on said returns or on any assessments made against them or any of their respective properties except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been maintained in conformity with GAAP.

3.13 ERISA. Based upon ERISA and the regulations and published interpretations thereunder, each of the Borrower, its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions, if any, of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted such proceedings; each of the Borrower, its Subsidiaries and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of such Plan in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower, its Subsidiaries and each ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA, and neither the Borrower, its Subsidiaries nor an ERISA Affiliate has incurred any liability to the PBGC under ERISA.

3.14 Operation of Business. The Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any Subsidiary is in material violation of any valid rights of others with respect to any of the foregoing except where the failure to obtain licenses or permits does not individually or in the aggregate materially and adversely impair the ability of the Borrower or any of its Subsidiaries to operate its business or perform its obligations under a Loan Document.

3.15 Security Agreements and Pledge Agreements. Each Security Agreement and Pledge Agreement executed by the Borrower and each Domestic Subsidiary, as applicable, shall, pursuant to its terms and applicable law, constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Agreement and such Pledge Agreement in favor of the Administrative Agent, for the ratable benefit of the Lenders, which shall be prior to all other Liens, claims and rights of all other Persons in such collateral which may be perfected under the laws of any state of the United States of America except Liens permitted by the terms hereof.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Revolving Credit Loan. The obligation of the Lenders to make the initial extension of credit to the Borrower hereunder is subject to the satisfaction of the following conditions precedent:

(a) Revolving Credit Notes. Each Lender shall have received a Revolving Credit Note conforming to the requirements hereof and duly executed by the Borrower.

(b) Legal Opinion. The Administrative Agent and each Lender shall have received a favorable opinion of counsel to the Borrower and the Guarantors satisfactory in form and substance to the Administrative Agent and the Lenders and covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(c) Guarantee. The Administrative Agent shall have received the Reaffirmation and Acknowledgement of Guarantee duly executed by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders.

(d) Security Agreements. The Administrative Agent shall have received the Reaffirmation and Acknowledgement of Security Agreements duly executed by the Borrower and its Domestic Subsidiaries, together with UCC-1 financing statements in favor of the Administrative Agent for the benefit of the Lenders, Form UCC-3 termination statements or amendments (if required), Uniform Commercial searches and security agreement questionnaires.

(e) Control Agreement. The Administrative Agent shall have received the Reaffirmation and Acknowledgement of Control Agreement duly executed by the Borrower, NIC Components Corp., Nu Horizons International Corp., Titan Supply Chain Services Corp. and Razor Electronics Inc. in favor of the Administrative Agent for the benefit of the Lenders.

(f) Blocked Account Agreement. The Administrative Agent shall have received the Reaffirmation and Acknowledgement of Blocked Account Agreement duly executed by the Borrower, NIC Components Corp., Nu Horizons International Corp., Titan Supply Chain Services Corp. and Razor Electronics Inc. in favor of the Administrative Agent for the benefit of the Lenders.

(g) Pledge Agreement. The Administrative Agent shall have received the Reaffirmation and Acknowledgement of Pledge Agreement duly executed by the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

(h) Certificate of Insurance. The Administrative Agent shall have received a certificate of insurance naming the Administrative Agent, for the benefit of itself and for the ratable benefit of the Lenders as loss payee.

(i) Certified Copies and Other Documents. The Lenders shall have received such certificates and other documents relating to the Borrower and the Guarantors with respect to the matters herein contemplated as the Administrative Agent may request, including but not limited to:

(i) certificates of good standing from the Secretary of State of New York if incorporated under the laws of the State of New York or doing business in New York and, if incorporated in a jurisdiction other than New York, from the Secretary of State or applicable Governmental Authority of such jurisdiction of incorporation and from the Secretary of State or applicable Governmental Authority of each jurisdiction in which an office is maintained;

(ii) certificates of incorporation and all amendments thereto certified by the applicable Secretary of State or applicable Governmental Authority;

(iii) certificates of an officer of the Borrower dated the date of this Agreement certifying (x) true and correct copies of the by-laws of the Borrower as in effect on the date of adoption of the resolutions referred to in (y) of this subsection (iii), (y) true and correct copies of resolutions adopted by the board of directors of the Borrower (1) authorizing the borrowings and the other extensions of credit from the Lenders hereunder, the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party and the performance by the Borrower of its obligations under each of the Loan Documents to which it is a party, (2) approving forms in substantially execution form of each of the Loan Documents to which it is a party, and (3) authorizing officers of the Borrower to execute and deliver each of the Loan Documents to which it is a party, and (z) the incumbency and specimen signatures of the officers of the Borrower executing any documents delivered to the Administrative Agent or a Lender by the Borrower in connection herewith; and

(iv) certificates of an officer of each Guarantor dated the date of this Agreement certifying (w) true and correct copies of the by-laws of such Guarantor as in effect on the date of adoption of the resolutions referred to in (x) of this subsection (iv), (x) true and correct copies of resolutions adopted by the board of directors of such Guarantor authorizing (1) the execution, delivery and performance by such Guarantor of each of the Loan Documents to which it is a party and the performance by such Guarantor of its obligations under each of the Loan Documents to which it is a party, (2) approving forms in substantially execution form of each of the Loan Documents to which it is a party, and (3) authorizing officers of such Guarantor to execute and deliver each of the Loan Documents to which it is a party, (y) true and correct copies of resolutions adopted by the shareholders of such Guarantor authorizing the execution and delivery of the Loan Documents to which it is a party and (z) the incumbency and specimen signatures of the officers of such Guarantor executing any documents delivered to the Administrative Agent or a Lender by such Guarantor in connection herewith.

(j) Fees. The Administrative Agent shall have received evidence of payment of an origination fee in the amount of $35,000 for the pro rata benefit of those Lenders that have increased their Revolving Credit Commitments above those contained in the Prior Agreement, an extension fee in the amount of $150,000 based on the Commitments under this Agreement for the pro rata benefit of the Lenders, the Administrative Agent’s per annum fee pursuant to a side letter between the Administrative Agent and the Borrower and the Administrative Agent’s attorneys’ fees and disbursements.

(k) Amounts Due under the Prior Agreement. The administrative agent under the Prior Agreement shall have received evidence of payment of all interest and fees accrued under the Prior Agreement and any administrative agent fee letter referred to therein or related thereto.

(l) Field Audit. The Lenders shall have received an updated field examination satisfactory in all respects to the Lenders.

(m) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and its counsel.

4.2 Conditions to All Revolving Credit Loans, Etc. The obligation of the Lenders to make any Revolving Credit Loan (including the initial Revolving Credit Loan) to be made hereunder, or to issue any Letter of Credit to be issued hereunder is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the date of such extension of credit as if made on and as of such date except to the extent that such representation is stated to be made as of a date certain.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit or after giving effect to the extension of credit to be made on such date.

Each extension of credit to the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder as of the date of each such extension of credit that the conditions in clauses (a) and (b) of this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that so long as the Revolving Credit Commitments remain in effect, a Revolving Credit Note or any Letter of Credit remains outstanding and unpaid, or any other amount is owing to the Administrative Agent or a Lender hereunder, the Borrower will and will cause each of its Subsidiaries to:

5.1 Information. Furnish to each of the Lenders or cause to be furnished to each of the Lenders:

(1) As soon as available, but not more than the earlier of one hundred (100) days or ten (10) days after the date specified in SEC regulations for delivery of annual financial statements applicable to the Borrower (the “Annual Delivery Date”) after the close of each fiscal year, the Borrower’s Form 10-K and the financial statements of the Borrower and its Subsidiaries including the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries with related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all prepared in accordance with GAAP consistently applied and audited by a firm of independent certified public accountants acceptable to the Required Lenders. Such financial statements shall be accompanied by (i) copy of the management letter, if any, prepared by such firm and (ii) a certificate of the chief financial officer of the Borrower with computations demonstrating compliance with the financial covenants contained in Section 6 of this Agreement and to the effect that, having read this Agreement and the other Loan Documents and based upon an examination which in the opinion of such officer was sufficient to enable such officer to make an informed statement, nothing came to such officer’s attention which would cause such officer to believe that an Event of Default or Default had occurred, and, if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto.

(2) As soon as possible, but not more than the earlier of fifty (50) days or five (5) days after the date specified in SEC regulations for delivery of quarterly financial statements applicable to the Borrower (the “Quarterly Delivery Date”) after the close of the first three (3) fiscal quarters of each year, the Borrower’s Form 10-Q and the financial statements of the Borrower and its Subsidiaries including consolidated and consolidating balance sheets of the Borrower and its Subsidiaries with related consolidated and consolidating statements of income, retained earnings and cash flows as of the last day of and for such quarter and for the period of the fiscal year ended as of the close of the particular quarter, all such quarterly statements to be in reasonable detail, all prepared on a basis consistent with the annual financial statements, subject to year end adjustments and certified as to fairness of presentation by the chief financial officer of the Borrower. Such financial statements shall be accompanied by a certificate signed by the chief financial officer of such Borrower as specified in paragraph (1) above.

(3) Prompt written notice if: (i) any obligation (other than an obligation under this Agreement) of the Borrower or any of its Subsidiaries for borrowed money or for the deferred purchase price of any property is declared or shall become due and payable prior to its stated maturity, (ii) the holder of any note (other than a Revolving Credit Note), or other evidence of indebtedness, certificate or security evidencing any such obligation, has the right to declare such obligation due and payable prior to its stated maturity, or (iii) to the knowledge of any officer of the Borrower or any of its Subsidiaries there shall occur an Event of Default or a Default.

(4) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any of its Subsidiaries a party to any proceeding before any governmental body which relates to any of the Loan Documents or which if adversely determined would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of a license, permit or other authorization issued to the Borrower or any of its Subsidiaries by any Governmental Authority or Person, which lapse or other termination would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (iii) any refusal by any Governmental Authority or any other Person to renew or extend such license, permit or other authorization, and (iv) any suit between the Borrower or any of its Subsidiaries and any Governmental Authority or any other Person or formal demand made upon the Borrower or any of its Subsidiaries by any Governmental Authority or any other Person which if adversely determined would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(5) Prompt written notice in the event that: (i) the Borrower or an ERISA Affiliate shall fail to make any payment when due and payable under any Plan or (ii) the Borrower or an ERISA Affiliate shall receive notice from the Internal Revenue Service or the Department of Labor that it shall have failed to meet the minimum funding requirements of any Plan, and include therewith a copy of such notice.

(6) Copies of any request for a waiver of the funding standards or any extension of the amortization periods required by Sections 303 and 304 of ERISA, or Section 402 of the Internal Revenue Code of 1986, as amended from time to time, promptly after any such request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

(7) Promptly after a Reportable Event occurs which may result in a termination of a Plan, or the Borrower or an ERISA Affiliate receives notice that the PBGC has instituted or intends to institute proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer a Plan, a copy of any notice of such Reportable Event which is filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be.

(8) Promptly upon becoming aware of the occurrence of any Prohibited Transaction in connection with any Plan, a written notice specifying the nature thereof, what action the Borrower or an ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service or the PBGC with respect thereto.

(9) Promptly after the filing thereof, copies of each annual report required to be filed pursuant to Section 103 of ERISA and copies of any other reports required to be filed with respect to any Plan.

(10) Within ten (10) days after the filing thereof, copies of all other periodic reports which the Borrower or any of its Subsidiaries may now or hereafter be required to file with or deliver to any securities exchange or to the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof.

(11) At all times relevant hereto the Borrower shall grant reasonable access to the Administrative Agent and/or its duly authorized representatives or agents, and cooperate fully with the Administrative Agent in any inspection of the Borrower’s and its Subsidiaries books and records and all collateral wherever located (“Field Audit”), provided that, prior to an Event of Default, such Field Audits will be limited to one in each 12 month period and to a review of Accounts, Inventory, accounts payable, taxes and insurance of the Borrower and its Domestic Subsidiaries.

(12) Within twenty (20) days after the close of each month, an accounts receivable aging report and an accounts receivable concentration report of the ten (10) largest Account Debtors of the Borrower and its Domestic Subsidiaries on a combined basis accompanied by a Borrowing Base Certificate.

(13) Promptly upon request therefor, such other information and reports relating to the financial condition and operations of the Borrower or any of its Subsidiaries as the Administrative Agent or a Lender at any time or from time to time may reasonably request.

5.2 Corporate Existence; Continuance of Business. Preserve and maintain its corporate existence and its rights, privileges and franchises, continue to engage in substantially the same line of business in which it was engaged on the date hereof and its right to conduct business in all states in which the nature of its business requires qualification to do business; provided, however, that nothing herein shall prevent the dissolution or termination of the existence, rights, privileges or franchises of a Subsidiary of the Borrower if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole. In the event of dispute between the Borrower or any of its Subsidiaries and the Administrative Agent as to when qualification is necessary, the decision of the Administrative Agent in its reasonable judgment shall control.

5.3 Payment of Obligations. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date upon which penalties attach thereto except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto in conformity with GAAP.

5.4 Insurance. Maintain insurance, at all times throughout the term of this Agreement, on its property with responsible insurance carriers licensed or authorized to do business in the State of New York and each state in which the Borrower or any of its Subsidiaries conducts business against such risks, loss, damage and liability (including liability to third parties) and in such amounts as is customarily maintained by similar businesses, including, without limitation, public liability and workers’ compensation insurance, and file with the Administrative Agent within ten (10) Business Days after request therefor a certificate of such insurance then in effect on Acord form or other similar form acceptable to the Administrative Agent.

5.5 Payment of Indebtedness and Performance of Obligations. Pay and discharge promptly all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would have a material adverse effect on the operations, business or financial or other condition of the Borrower and its Subsidiaries taken as a whole except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto in conformity with GAAP.

5.6 Condition of Property. At all times, maintain, protect and keep in good repair, working order and condition, normal wear and tear excepted, all property of the Borrower and its Subsidiaries necessary and useful in the judgment of the Borrower and its Subsidiaries in connection with the proper conduct of the business of the Borrower and its Subsidiaries.

5.7 Observance of Legal Requirements. Observe and comply in all respects with all material laws (including but not limited to ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all governmental bodies which now or at any time hereafter may be applicable to the Borrower or any of its Subsidiaries.

5.8 Books and Records. Keep proper books of record and account.

5.9 Inspection. At any reasonable times and from time to time, upon reasonable notice permit the Administrative Agent and the Lenders, through officers or employees or authorized representatives to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and to examine the minute books, books of account, reports and other records of the Borrower and its Subsidiaries including records relating to the Accounts and Inventory and make copies thereof or extracts therefrom, and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with its principal officers or with such Borrower’s independent accountants. Such right of inspection shall encompass the conduct of a Field Audit by the Administrative Agent or its duly authorized representatives.

5.10 Compliance with Environmental Laws; Indemnity.

(a) Use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) Immediately notify the Administrative Agent and the Lenders, and provide copies upon receipt, of all written claims, complaints, notices or inquires relating to the condition of its facilities and properties relating to, or compliance with, Environmental Laws, and promptly cure and have dismissed with prejudice to the satisfaction of the Administrative Agent and the Lenders any actions and proceedings relating to compliance with Environmental Laws;

(c) Provide such information and certifications which the Administrative Agent or a Lender may reasonably request from time to time to evidence compliance with this Section 5.10; and

(d) Indemnify the Administrative Agent and the Lenders for, and hold the Administrative Agent and the Lenders harmless from, all liability, costs and expenses (including reasonable attorney’s fees) incurred by, or imposed upon, or sought to be imposed upon, any Lender arising out of the breach by the Borrower of any of the covenants set forth in this Section 5.10. Notwithstanding anything herein contained to the contrary, the provisions of this paragraph shall survive payment in full of the Revolving Credit Loans.

5.11 New Subsidiaries. Give the Administrative Agent prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary not existing on the date of this Agreement. The Borrower (a) shall cause any Domestic Subsidiary formed after the date of this Agreement to become a Guarantor of all debts and obligations of the Borrower under this Agreement and cause such Domestic Subsidiary to execute a Guarantee and a Security Agreement together with related security agreement questionnaires and UCC-1 financing statements which shall be acceptable to the Administrative Agent in all respects and (b) the Borrower or a Domestic Subsidiary of the Borrower, as appropriate, shall execute a Pledge Agreement in the form provided by counsel to the Administrative Agent, with respect to not more than 65% of each class of the capital stock or other equity interest of any First-Tier Subsidiary of such Person which is or becomes a Foreign Subsidiary formed after the date of this Agreement to be pledged to the Agent for the pro rata benefit of the Lenders pursuant to the Pledge Agreement or an amendment thereto and deliver to the Agent the stock certificates, if any, evidencing the shares or other interests pledged under such Pledge Agreement together with stock powers executed in blank. In no event shall the Borrower or a Domestic Subsidiary be required to pledge any of the assets of a Subsidiary that is a controlled foreign corporation, as defined in Section 957(a) of the Internal Revenue Code, including, but not limited to the stock of any Subsidiary held directly or indirectly by any such Subsidiary. In the case of both (a) and (b) above, within ten (10) days after the creation, establishment, or acquisition of such Subsidiary, the Borrower and or a Domestic Subsidiary shall deliver or cause to be delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as are consistent with those delivered as to each Subsidiary pursuant to Section 4.1 hereof or as the Administrative Agent shall request, each in form and substance satisfactory to the Administrative Agent.

5.12 Collection of Accounts.

(a) In the event that the Borrower is in default of (1) the Minimum Excess Availability covenant contained in Section 6.3 of this Agreement and, provided there is at least $1.00 of Excess Availability, such default continues for a period of fifteen (15) days or (2) the provisions of Section 8(a) hereof, after giving effect to any period of grace, then in each instance and in addition to any other rights of the Administrative Agent or the Lenders and/or remedies available to the Administrative Agent under the Loan Documents (y) the Administrative Agent shall give the Notice of Exclusive Control under the Control Agreement, for the Borrower’s and the Control Agreement Guarantors’ cash concentration account(s) at Mellon Bank, N.A. and, in addition, (z) the Administrative Agent shall (A) require the Borrower to deposit, promptly upon receipt, all payments on Accounts and all proceeds of other collateral securing the Revolving Credit Loans in the identical form in which such payments are made, whether by cash, check or other manner, into the Blocked Account, (B) cause the Borrower to give notice to all account debtors to deposit all payments on Accounts, whether by cash, check or other manner, into the Blocked Account, and (c) give the Notice of Full Dominion under the Blocked Account Agreement. The Borrower and each Domestic Subsidiary hereby agree that all payments made to the Blocked Account or other funds received and collected by the Administrative Agent, whether on the Accounts or as proceeds of other collateral or otherwise, shall be the property of the Administrative Agent for the pro rata benefit of the Lenders. Neither the Borrower nor any Domestic Subsidiary shall be entitled to make withdrawals from the Blocked Account except in accordance with the terms of the Blocked Account Agreement.

(b) Such payments or other funds received pursuant to Section 5.12(a) hereof will be applied (conditional upon final collection) in the manner specified in the Blocked Account Agreement.

(c) In the event that subsection (a) is applicable, the Borrower and all of its Affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for the Administrative Agent, receive, as the property of the Administrative Agent for the pro rata benefit of the Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Account, or otherwise remit the same or cause the same to be remitted, in kind, to the Administrative Agent. In no event shall the same be commingled with any of the Borrower’s own funds.

(d)  If there has occurred a Full Dominion Effective Date as defined in and provided for in the Blocked Account Agreement due to a violation of Section 6.3 hereof, the Administrative Agent’s control over the Blocked Account will remain in effect until such time as the Borrower has maintained Minimum Excess Availability, as defined in Section 6.3 hereof, for a consecutive two (2) month period as reflected in the Borrowing Base Certificates delivered pursuant to Section 5.1 (12) hereof. Upon satisfaction of such condition the Administrative Agent shall give the Notice of Termination of Exclusive Control under the Control Agreement and give the Notice of Termination of Full Dominion under the Blocked Account Agreement.

5.13 Cash Concentration Accounts. Maintain and cause its Domestic Subsidiaries to maintain any cash concentration accounts subject to the Lien of the Administrative Agent and in furtherance thereof enter into and maintain the Control Agreement.

SECTION 6. FINANCIAL COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, a Revolving Credit Note or any Letter of Credit remains outstanding and unpaid, or any other amount is owing to the Administrative Agent or a Lender hereunder, the Borrower and its Subsidiaries, on a consolidated basis, will comply with the following financial covenants:

6.1 Capital Base. Maintain a minimum Capital Base, as defined herein, as at 11/30/06 and at the end of each fiscal quarter thereafter of at least the sum of $133,997,000 plus 75% of cumulative consolidated quarterly net income of the Borrower and its Subsidiaries after 11/30/06. In addition, 75% of the net proceeds received by the Borrower or its Subsidiaries from any equity offering will be added to the applicable Capital Base amount required as set forth above for the next succeeding fiscal quarter and in each fiscal quarter thereafter. Net losses, if any, will not be deducted from the applicable calculation of Capital Base. Capital Base shall mean for the Borrower and its Subsidiaries on a consolidated basis the sum of Tangible Net Worth plus Subordinated Debt.

6.2 Domestic Capital Base. Maintain a minimum Domestic Capital Base, as defined herein, as at 11/30/06 and at the end of each fiscal quarter thereafter of at least the sum of $112,783,000 plus 75% of cumulative consolidated quarterly net income of the Borrower and its Domestic Subsidiaries after 11/30/06. In addition, 75% of the net proceeds received by the Borrower or its Domestic Subsidiaries from any equity offering will be added to the applicable Domestic Capital Base amount required as set forth above for the next succeeding fiscal quarter and in each fiscal quarter thereafter. Net losses, if any, will not be deducted from the applicable calculation of Domestic Capital Base. Domestic Capital Base shall mean for the Borrower and its Domestic Subsidiaries on a consolidated basis the sum of Tangible Net Worth plus Subordinated Debt, in each case, of the Borrower and its Domestic Subsidiaries.

6.3 Minimum Excess Availability. Maintain at all times an Excess Availability, as herein defined, of $7,500,000. Excess Availability means the amount of Revolving Credit Loans which would be available if the Borrowing Base was calculated without giving effect to the limitations on the maximum amount of same imposed by reference to the definition of Total Revolving Credit Commitments, less the sum of the amounts of Revolving Credit Loans outstanding and the Letter of Credit Exposure.

6.4 Maximum Net Loss. Not incur a net loss as of the end of each fiscal quarter for the rolling four fiscal quarters then ended.

6.5 Capital Expenditures. As at the end of each fiscal quarter, not make Capital Expenditures of more than $3,000,000 for the rolling four quarters then ended. Capital Expenditures means the aggregate amount of expenditures (including purchase money indebtedness and purchase money Liens) for assets (including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the fiscal year of acquisition. Notwithstanding the foregoing, up to an aggregate amount of $5,000,000 of Capital Expenditures used for machinery, equipment or leasehold improvements associated with the Borrower’s or any of its Subsidiaries’ proposed new leased warehouse (“New Warehouse CapEx”) shall be excluded for purposes of calculating compliance with this covenant.

Except as specifically otherwise provided, all financial covenants shall be calculated in accordance with GAAP consistently applied.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, a Revolving Credit Note or any Letter of Credit remains outstanding and unpaid, or any other amount is owing to a Lender hereunder, the Borrower will not, nor will it permit any Subsidiary to:

7.1 Indebtedness for Borrowed Money. Incur, or permit to exist, any indebtedness for borrowed money except (i) indebtedness incurred pursuant to borrowings or other extensions of credit hereunder, (ii) purchase money indebtedness (y) secured by Liens described in Section 7.2(iv) hereof which has an annual debt service requirement of not more than $8,000,000 in the aggregate inclusive of the annual amounts expended by the Borrower for operating leases pursuant to Section 7.7 hereof and (z) incurred in connection with New Warehouse CapEx, as defined in Section 6.5 hereof, (iii) indebtedness existing on the date of this Agreement and reflected in the financial statements referred to in Section 3.1 hereof and extensions, renewals and refinancings thereof (without increase in principal amount), (iv) indebtedness incurred in the ordinary course of business inclusive of trade payables but exclusive of that incurred in the borrowing of money and provided such trade payables shall be paid or discharged when due unless same are included as loans by the Borrower under Section 7.3(vii) hereof, (v) Subordinated Indebtedness, (vi) indebtedness incurred by the Foreign Subsidiaries to institutional lenders not to exceed (x) $30,000,000 in the aggregate outstanding prior to the effective date of the DT Electronics Limited Acquisition referred to in the Third Amendment of the Prior Agreement, (y) $35,000,000 in the aggregate prior to the date of this Agreement and (z) $40,000,000 in the aggregate after the date of this Agreement, and (vii) other indebtedness which shall not exceed in the aggregate for the Borrower and all Domestic Subsidiaries, at any time outstanding, the sum of $1,000,000.

7.2 Liens. Create, assume or permit to exist any Lien on any of its property or assets now owned or hereafter acquired except (i) Liens in favor of the Administrative Agent for the benefit of the Lenders; (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with GAAP; (iv) purchase money Liens on fixed assets granted to secure either the unpaid balance of the purchase price thereof or a loan made to finance the purchase of such assets, all to the extent permitted under Section 7.1(ii)(y) and (z) hereof; (v) Liens existing on the date hereof and disclosed in writing to the Lenders as indicated on Schedule II hereto and (vi) Liens attaching to the property of the Foreign Subsidiaries securing indebtedness of the Foreign Subsidiaries permitted by Section 7.1 (vi) hereof.

7.3 Loans and Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000 and commercial paper of the highest credit rating given by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (ii) the Borrower may make loans provided that the aggregate thereof at any time outstanding and owing by any one Person shall not exceed $200,000, (iii) investments in stocks, securities or assets of other Persons which qualify as a Permitted Acquisition, (iv) the purchase of up to $1,000,000 of the stock of the Borrower on behalf of the ESOP valued at the market price at the time of such purchase, (v) investments in stocks, securities or assets of other corporations not meeting the requirements of subsection (iii) above, so long as such corporation is in the electronics or high tech business; provided, however, that (1) the aggregate of such investments shall not exceed $1,000,000 and (2) such corporation is organized under the laws of any state of the United States of America, (vi) the purchase of not more than an aggregate of $4,000,000 of minority interests in the Borrower’s Foreign Subsidiaries pursuant to and in accordance with the terms of the shareholder agreements of such Foreign Subsidiaries (a “Minority Interest Purchase”) and (vii) investments by the Borrower and its Domestic Subsidiaries in stocks, securities or assets of Foreign Subsidiaries or loans to Foreign Subsidiaries provided that such investments and loans together with the guarantees permitted by Section 7.5 (iii) hereof do not exceed $70,000,000 in the aggregate reduced by any amount utilized for any Minority Interest Purchase under subsection (vi) above.

7.4 Fundamental Changes. Wind up, liquidate, or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets, (whether now owned or hereafter acquired other than sales of inventory and obsolete equipment in the ordinary course of business) to any Person, or, except with respect to a Permitted Acquisition, acquire all or substantially all of the assets or the business of any Person except: a wholly owned Subsidiary of the Borrower may merge into or consolidate with (1) a wholly owned Subsidiary of the Borrower or (2) the Borrower, provided that no Foreign Subsidiary shall merge with and into another Foreign Subsidiary if 65% of the shares or other ownership interests of the surviving Subsidiary cannot be pledged to the Administrative Agent for the benefit of the Lenders, provided further that in each case that immediately after giving effect thereto, the surviving entity is obligated under this Agreement and no event shall occur and be continuing which constitutes a Default or an Event of Default.

7.5 Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person if, as a result thereof, the aggregate of such contingent liabilities with respect to any one Person would exceed $100,000 excluding, however, (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guarantees given by the Borrower for obligations of its Domestic Subsidiaries and guarantees given by Domestic Subsidiaries for the obligations of the Borrower and (iii) guarantees by the Borrower and its Foreign Subsidiaries for obligations of Foreign Subsidiaries permitted by Section 7.1 (vi) hereof provided that such obligations together with investments and loans permitted by Section 7.3 (vii) and Minority Interest Purchases permitted by Section 7.3 (vi) do not exceed $70,000,000 in the aggregate and such guarantees are not secured by any property of the Borrower or its Domestic Subsidiaries. Solely for purposes of calculating compliance with the provisions of (iii) above, the guaranteed amount pursuant to guarantees by the Borrower and/or one or more guarantors of the same indebtedness obligations shall only be counted once.

7.6 Sales of Receivables; Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower or its Domestic Subsidiaries, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

7.7 Lease Payments. Expend in the aggregate for the Borrower and all Subsidiaries in excess of $8,000,000 in any fiscal year for the lease, rental or hire of real or personal property provided the limitation shall exclude leases that have been or should be capitalized in accordance with GAAP.

7.8 Dividends. Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of its own common stock), or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding, except that (i) the Borrower may purchase shares of its own common stock in an aggregate cumulative amount during the Commitment Period not to exceed $4,000,000 valued at the market price at the time of such purchase, excluding from such amount any purchase price of shares acquired by an employee stock ownership plan formed by the Borrower, (ii) any Subsidiary wholly-owned by the Borrower may declare and pay dividends to, and purchase, redeem, retire and otherwise acquire its capital stock from, the Borrower so long as such Subsidiary remains a wholly-owned Subsidiary of the Borrower, (iii) the Borrower may make Minority Interest Purchases within the limitations of Section 7.3(vi) hereof and (iv) the Borrower may declare and pay cash dividends for each fiscal year solely out of 25% of consolidated net income based upon the most recent financial statements delivered pursuant to Section 5.1(1) hereof for the immediately preceding fiscal year.

7.9 Supply and Purchase Contracts. Enter into or be a party to any contract for the purchase of materials, supplies or other property if such contract requires that payment for such materials, supplies or other property be made whether or not delivery of such materials, supplies or other property is ever made or tendered.

7.10 Nature of Business. Materially alter the nature of the Borrower’s or a Subsidiary of the Borrower’s business.

7.11 Stock of Subsidiaries. Sell or otherwise dispose of any Subsidiary of the Borrower (except in connection with a merger or consolidation of a Subsidiary of the Borrower into the Borrower or another such Subsidiary or with the dissolution of a Subsidiary of the Borrower) or permit a Subsidiary of the Borrower to issue any additional shares of its capital stock except pro rata to its stockholders and except for the sale of an additional 10% of the shares of NIC Eurotech Limited to Nippon Industries Co. Ltd.

7.12 Transactions with Affiliates. Except for existing employment agreements and any stock options or warrants and Minority Interest Purchases within the limitations of Section 7.3(vi) hereof or except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or any of its Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arms’ length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate. “Affiliate” shall mean a Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any of its Subsidiaries, (2) which directly or indirectly beneficially owns or holds five (5%) percent or more of any class of voting stock of the Borrower or any of its Subsidiaries, or (3) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

7.13 ERISA. (a) Terminate and Plan so as to result in any material liability of the Borrower or any Subsidiary to the PBGC, (b) engage in or permit any Person to engage in any prohibited Transaction involving any Plan which would subject the Borrower or any of its Subsidiaries to any material tax, penalty or other liability, (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 202 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of the borrower or any Subsidiary to the PBGC by reason of termination of any Plan.

7.14 Change of Management. Permit Arthur Nadata and Richard Schuster at any time not to be active on a substantially full time basis in the affairs of the Borrower by maintaining the positions of Chairman and Chief Executive Officer and President/Chief Operating Officer and Secretary, respectively, or their equivalents, provided that the failure of one of such individuals to comply with this Section 7.14 shall not be deemed a violation.

SECTION 8. EVENTS OF DEFAULT

Upon the occurrence of any of the following events (each an “Event of Default”):

(a) The Borrower shall fail to pay within five (5) days of the due date thereof any interest under or principal of any Revolving Credit Note; any other amount payable hereunder including, without limitation, amounts necessary to pay to the Issuing Lender the amount of a draw under a Letter of Credit or the Borrower shall default under any other agreement, instrument or obligation made with or in favor of or owing to the Administrative Agent or a Lender (including any applicable grace period or notice requirement); provided, however, that the five-day grace period provided in this paragraph for payment of interest and principal under the Revolving Credit Notes and for obligations with respect to Letters of Credit shall not affect the obligation of the Borrower to pay interest for such period at the rate in effect prior to maturity with respect to payments due under the Revolving Credit Notes and at the rates provided in Section 2.19 hereof with respect to Letters of Credit; or

(b) Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false in any material respect on or as of the date made or deemed made or furnished; or

(c)  The Borrower shall default in the observance or performance of any of its agreement set forth in Sections 5.11, 6 (other than Section 6.3 unless there is less than $1.00 of Excess Availability) or 7 hereof; or

(d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement and such default shall continue unremedied for a period of ten (10) days after written notice thereof is given to the Borrower by the Administrative Agent; or

(e) With respect to any indebtedness for borrowed money, which indebtedness is in an outstanding principal amount in excess of Five Hundred Thousand and 00/100 ($500,000) Dollars (other than the Revolving Credit Notes), the Borrower or any Subsidiary of the Borrower shall (i) default in any payment of any such indebtedness beyond the grace period, if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to entitle the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity; or

(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within twenty (20) days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this Section 8(f); or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Any of the following events occur or exist with respect to the Borrower or an ERISA Affiliate: (1) any Prohibited Transaction involving any Plan, (2) any Reportable Event shall occur with respect to any Plan, (3) a notice of intent to terminate any Plan shall be filed or the termination of any Plan, (4) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings, or (5) the complete or partial withdrawal from any Multiemployer Plan, and in each case above, such event or condition, together with all other events or conditions listed above, if any, would reasonably be expected to subject the Borrower or any Subsidiary of the Borrower to any tax, penalty, or other liability to a Plan, the PBGC or otherwise (or a combination thereof) which in the aggregate exceeds or may exceed One Hundred Thousand and 00/100 ($100,000) Dollars; or

(h) The rendition by any court of a final judgment or judgments against the Borrower or any of its Subsidiaries which shall not be satisfactorily stayed, discharged, vacated or set aside within sixty (60) days of the making thereof; or the attachment of any property of the Borrower or any of its Subsidiaries which has not been released or provided for to the reasonable satisfaction of the Administrative Agent within sixty (60) days after the making thereof, which judgment or attachment is for an amount of One Hundred Thousand and 00/100 ($100,000) or more; or

(i) A Loan Document shall cease, for any reason, to be in full force and effect or shall be declared null and void, a default shall occur thereunder or any party thereto shall assert that it has no further obligation to a Lender or the Administrative Agent thereunder (unless such party has been discharged from such obligation under such Loan Document by such Lender or the Administrative Agent in writing) or any Security Agreement or any Pledge Agreement shall for any reason, except to the extent permitted by this Agreement or any other Loan Document, cease to create, or the Administrative Agent (for any reason other than termination or release as permitted by this Agreement) shall cease to have, for the benefit of itself and the ratable benefit of the Lenders, a valid, enforceable and perfected first priority security interest in the Collateral (as defined therein) or any portion thereof, then, in any such event, any or all of the following actions shall be taken: (i) the Administrative Agent with the written consent of the Required Lenders may, and upon the written request of the Required Lenders shall, by notice of default to the Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and all obligations of the Lenders to make Revolving Credit Loans or issue Letters of Credit, shall immediately terminate; (ii) the Administrative Agent with the written consent of the Required Lenders may, and upon the written request of the Required Lenders shall, by notice of default to the Borrower, declare the entire amounts due under the Revolving Credit Notes (with accrued interest thereon) and all other amounts owing under this Agreement to be immediately due and payable; provided, however, that upon the happening of an event specified in subsection (f) of this Section 8, the obligation of the Lenders to make further Revolving Credit Loans and the Issuing Lender to issue Letters of Credit shall terminate and the Revolving Credit Notes and all other amounts owing under this Agreement shall be immediately due and payable without declaration or other notice to the Borrower. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, Citibank, N.A. is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each subse-quent holder of any Revolving Credit Note or issuer of any Letter of Credit, irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to or required of the Administrative Agent by the terms hereof and the terms thereof together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or Administrative Agents shall be liable as such for any action taken or omitted to be taken by it or them hereunder or under any of the other Loan Documents or in connection herewith or therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder or thereunder, the consent of the Lenders) or (b) in the absence of its or their own gross negligence or willful misconduct.

The Administrative Agent is hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, and the Administrative Agent hereby agrees, (a) to receive on behalf of each of the Lenders any payment of principal of or interest on the Revolving Credit Notes outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each Lender its proper share of all payments so received, (b) to distribute to each Lender copies of all notices, agreements and other material as provided for in this Agreement or in the other Loan Documents as received by the Administrative Agent and (c) to take all actions with respect to this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent.

In the event that (a) the Borrower fails to pay when due the principal of or interest on any Revolving Credit Note, any amount payable under any Letter of Credit, or any fee payable hereunder or (b) the Administrative Agent receives written notice of the occurrence of a Default or an Event of Default, the Administrative Agent within a reasonable time shall give written notice thereof to the Lenders; and shall take such action with respect to such Event of Default or other condition or event as it shall be directed to take by the Required Lenders or all Lenders, as applicable hereunder; provided, however, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action or refrain from taking such action hereunder or under any other Loan Documents with respect to a Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

The Administrative Agent shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, perfection, value, genuineness, validity or due execution of this Agreement, the Revolving Credit Notes or any of the other Loan Documents or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any of the other Loan Documents or any other agreements on a part of the Borrower and, without limiting the generality of the foregoing, the Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to accept in good faith any certificate furnished pursuant to this Agreement or any of the other Loan Documents as conclusive evidence of the facts stated therein and shall be entitled to rely in good faith on any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document which it believes in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. It is understood and agreed that the Lender which is the Administrative Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party, and engage in other transactions with the Borrower, as though it were not Administrative Agent of the Lenders hereunder.

The Administrative Agent shall promptly give notice to the Lenders of the receipt or sending of any notice, schedule, report, projec-tion, financial statement or other document or information pursuant to this Agreement or any of the other Loan Documents and shall promptly forward a copy thereof to each Lender.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith.

The Administrative Agent may consult with legal counsel selected by it with reasonable care in connection with matters arising under this Agreement or any of the other Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. The Administrative Agent may exercise any of its powers and rights and perform any duty under this Agreement or any of the other Loan Documents through agents or attorneys.

The Administrative Agent and the Borrower may deem and treat the payee or most recent assignee pursuant to Section 10.3 hereof, as applicable, of any Revolving Credit Note as the holder thereof until written notice of transfer shall have been delivered as provided in Section 10.3 hereof by such payee to the Administrative Agent and the Borrower.

With respect to the Revolving Credit Loans made hereunder, the Revolving Credit Notes issued to it and any other extension of credit applicable to it, the Lender which is the Administrative Agent in its individual capacity as the Issuing Lender or Lender and not as an Administrative Agent shall have the same rights, powers and duties hereunder and under any other agreement executed in connection herewith as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Lender which is the Administrative Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent in the amount of such Lender’s pro rata share (based on its Revolving Credit Commitment hereunder) of any reasonable out-of-pocket expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable fees and disbursements of counsel to the Administrative Agent and compensation of agents and employees paid for services rendered on behalf of the Lenders, not reimbursed by the Borrower pursuant to Section 10.4 hereof and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share (based on its Revolving Credit Commitment hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents, to the extent not reimbursed by the Borrower pursuant to Section 10.4 hereof; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Loan Document to which such Lender is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder.

No Lender identified in this Agreement as the Documentation Agent or as a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in the preceding paragraph.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by such Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender with an office (or an affiliate with an office) in the New York metropolitan area having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under each of the other Loan Documents. After any Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by the Administrative Agent pursuant to the provisions of this Agreement or any of the other Loan Documents unless it shall be requested in writing to do so by the Required Lenders.

SECTION 10. MISCELLANEOUS

10.1 Notices. Notices, consents and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telex or facsimile communication, delivered by telex, telecopier or other telecommunications equipment, with receipt confirmed) addressed:

(a) if to the Borrower, any Guarantor or any of their respective subsidiaries at Nu Horizons Electronics Corp., 70 Maxess Road, Melville, New York 11747, Attn.: Mr. Kurt Freudenberg, Vice President, Treasurer and Chief Financial Officer with a copy to Farrell Fritz, P.C. 1320 Reckson Plaza, Uniondale, New York 11556-1320, Attn: Nancy D. Lieberman, Esq.

(b) if to the Administrative Agent, at Citibank, N.A., 730 Veterans Memorial Highway, Hauppauge, New York, 11788, Attn: Mr. Stuart N. Berman, Vice President.

(c) if to any Lender at the address set forth on the signature pages to this Agreement.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or three (3) Business Days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt during normal business hours on any Business Day (or otherwise the next Business Day) if by any telex, facsimile or other telecommunications equipment, in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked direction from such party.

10.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or any of its Subsidiaries herein and in the other Loan Documents and the certificates or other instruments prepared or delivered in connection with this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Revolving Credit Loans and the execution and delivery to the Lenders of the Revolving Credit Notes and the occurrence of any other extension of credit and shall continue in full force and effect as long as the principal of or any accrued interest on the Revolving Credit Notes or any other fee or amount payable under the Revolving Credit Notes or this Agreement or any other Loan Document is outstanding and unpaid and so long as any Lender’s Revolving Credit Commitment has not been terminated.

10.3 Successors and Assigns: Participations.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf the Borrower, any Guarantor, any ERISA Affiliate, any Subsidiary of any thereof, the Administrative Agent or the Lenders, that are contained in this Agreement shall bind and inure to the benefit of such Persons and their respective successors and assigns. Without limiting the generality of the foregoing, the Borrower specifically confirms that the Administrative Agent and each Lender may at any time and from time to time assign or pledge or otherwise grant a security interest in any Revolving Credit Loan or any Revolving Credit Note (or any part thereof) to any Federal Reserve Bank. The Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of all the Lenders and any such assignment or transfer without such consent shall be null and void.

(b) Each Lender, without the consent of the Borrower, may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans owing to it and undrawn Letters of Credit and the Revolving Credit Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the banks or other entities buying participations shall be entitled to the cost protection provisions contained in Sections 2.7 and 2.9 hereof (except to the extent that application of such Section 2.9 to such banks and other entities would cause the Borrower to make duplicate payments thereunder), and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(c) Each Lender may assign by novation as of the date of assignment, to any one or more Lenders or other entities with the consent of the Borrower (which consent shall be given in its sole discretion unless the Administrative Agent waives its additional fee for the assignment to such Lender or Lenders in which case consent will not be unreasonably withheld) and the Administrative Agent (which consent will not be unreasonably withheld) (except that in the case of an assignment by a Lender to one of its Affiliates or to another Lender no such consent of the Administrative Agent or the Borrower shall be required), all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment and the same portion of the Revolving Credit Loans and undrawn Letters of Credit at the time owing to it and the Revolving Credit Notes held by it), provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, which shall include the same percentage interest in the Revolving Credit Loans, Letters of Credit and Revolving Credit Notes, (ii) the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in a minimum principal amount of $5,000,000 and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an assignment and acceptance in form and substance acceptable to the Administrative Agent (an “Assignment and Acceptance”), together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $2,500 payable by the assigning Lender. Upon such execution, delivery, acceptance and recording and after receipt of the written consent of the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents and (y) the Lender which is assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto and thereto except in respect of Sections 2.9 and 10.4 hereof for the period prior to the effective date thereof).

(d) By executing and delivering an Assignment and Acceptance, the Lender which is assignor thereunder and the assignee thereunder confirm to, and agree with, each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereunder free and clear of any adverse claim created by it, such assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Guarantor or any Subsidiary of any thereof or the performance or observance by the Borrower, any Guarantor or any Subsidiary of any thereof of any of their respective obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent shall maintain at its address referred to in Section 10.1 hereof a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans and other extensions of credit owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error or written notice to the contrary delivered in accordance with this Agreement, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is so recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with any Revolving Credit Note subject to such assignment and the written consent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for each surrendered Revolving Credit Note or Revolving Credit Notes a new Revolving Credit Note to the order of such assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained any Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(g) Notwithstanding any other provision herein, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Sec-tion 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower, any Guarantor or any Subsidiary of any thereof furnished to such Lender by or on behalf of the Borrower, such Guarantor or such Subsidiary in connection with this Agreement; provided, however, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower, any Guarantor or any Subsidiary of any thereof received from such Lender.

10.4 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement, the Revolving Credit Notes and the other Loan Documents or with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent or any of the Lenders in connection with the enforcement, adjudication or protection of its rights in connection with this Agreement or any of the other Loan Documents or with the Revolving Credit Loans made or the Revolving Credit Notes or Letters of Credit issued hereunder or the use of proceeds therefrom, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Administrative Agent and, in connection with such enforcement or protection, the reasonable fees and disbursements of counsel for the Lenders. The Borrower also agrees to pay the Administrative Agent an annual fee for acting as same in accordance with the terms of a side letter between the Borrower and the Administrative Agent. In connection with Field Audits, the Borrower agrees to pay the out of pocket expenses and costs incurred by the Administrative Agent in conducting periodic Field Audits, provided however, that so long as no Event of Default has occurred and is continuing the costs and expenses of any Field Audit required by Section 5.1, shall not exceed $10,000 per annum. The Borrower further indemnifies the Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Revolving Credit Notes.

(b) The provisions of this Section 10.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Credit Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Revolving Credit Notes, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.4 shall be payable on written demand therefor.

10.5 Applicable Law. THIS AGREEMENT AND THE REVOLVING CREDIT NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

10.6 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender shall and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Revolving Credit Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or the Revolving Credit Notes and although such obligations may be unmatured. Each Lender agrees to notify promptly the Administrative Agent and the Borrower and any applicable Guarantor after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which may be available to such Lender.

10.7 Payments on Business Days. Should the principal of or interest on the Revolving Credit Notes or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day (except as otherwise specified in the definition of “Interest Period”), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment and fees payable hereunder.

10.8 Waivers; Amendments.

(a) No failure or delay of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, pre-clude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder are cumulative and not exclusive of any rights or remedies which they may otherwise have. No waiver of any provision of this Agreement or the Revolving Credit Notes nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle it to any other or further notice or demand in similar or other circumstances. Each holder of any of the Revolving Credit Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Revolving Credit Note shall have been marked to indicate such amendment, modification, waiver or consent.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Revolving Credit Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any payment by the Borrower hereunder in respect of any Letter of Credit without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Revolving Credit Loan or any interest thereon, or any fees payable hereunder, or any payment by the Borrower hereunder in respect of any Letter of Credit or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.12 or 2.13 hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, or (vi) release any Guarantor or any Collateral (as defined in any Security Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent as the case may be.

10.9 Severability. In the event any one or more of the provisions contained in this Agreement or in the Revolving Credit Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.10 Entire Agreement; Waiver of Jury Trial, Etc. (a) This Agreement, the Revolving Credit Notes and the other Loan Documents constitute the entire contract between the parties hereto relative to the subject matter hereof and thereof. Any previous agreement among the parties hereto with respect to the transactions contemplated hereby and thereby is superseded by this Agreement, the Revolving Credit Notes and the other Loan Documents. Except as expressly provided in this Agreement, the Revolving Credit Notes or the other Loan Documents, nothing in this Agreement, the Revolving Credit Notes or the other Loan Documents is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the Revolving Credit Notes or the other Loan Documents.

(b) THE BORROWER HEREBY EXPRESSLY WAIVES ANY AND EVERY RIGHT TO A TRIAL BY JURY IN ANY ACTION ON OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE ENFORCEMENT OF ANY OR ALL OF THE SAME. THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO INTERPOSE A COUNTERCLAIM IN ANY ACTION OR PROCEEDING ON OR RELATED TO THIS AGREEMENT EXCEPT FOR MANDATORY COUNTERCLAIMS.

(c) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (b) of this Section 10.10 any special, exemplary or punitive damages.

(d) Each party hereto (i) certifies that no representative, agent or attorney of any Lender has represented, expressly or otherwise, that such Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement, the Revolving Credit Notes or the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

10.11 Confidentiality. The Administrative Agent and the Lenders agree to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Administrative Agent or any Lender (the “Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents, attorneys and representatives as need to know such Information in connection with its participation in any of the contemplated transactions or the administration of this Agreement or the other Loan Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Borrower, any Guarantor or any of their respective Subsidiaries or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower, any Guarantor or any of their respective Subsidiaries; (iv) to the extent the Borrower, any Guarantor or any of their respective Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the sale of any collateral pursuant to the provisions of any of the other Loan Documents; (vi) pursuant to Section 10.3(g) hereof; or (vii) in connection with any litigation to which the Administrative Agent or any Lender is a party.

10.12 Submission to Jurisdiction.

(a) Any legal action or proceeding with respect to this Agreement or the Revolving Credit Notes or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower and each of the Guarantors hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(b) The Borrower and each of the Guarantors hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c) The Borrower and each of the Guarantors hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such person, as the case may be, at its address set forth in Section 10.1 hereof.

(d) Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Guarantor in any other jurisdiction.

10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts which are treated as interest on such loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such loan in accordance with applicable law, the rate of interest payable in respect of such loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

10.14 Further Assurances. The Borrower agrees at any time and from time to time at its expense, upon request of any Lender, to promptly execute, deliver, or obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or cause to be taken all such other action as any Lender may reasonably deem desirable in obtaining the full benefits of the Loan Documents.

10.15. Counterparts. This Agreement each of the other Loan Documents may be executed in counterparts of the entire document, or of signature pages to the document, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies which, when taken together, bear the signatures of each of the parties hereto or thereto shall be delivered to the Administrative Agent and the Borrower.

10.16. Provisions Regarding Syndication and Documentation Agents. No Syndication or Documentation Agent shall have any duties or responsibilities under this Agreement or the Loan Documents, other than their responsibilities as a Lender, or any fiduciary relationship with the Administrative Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against a Syndication or Documentation Agent.

10.17. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is or may be required to obtain, verify and record information that identifies the Borrower and its Subsidiaries which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the Act.

10.18. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Borrower:

NU HORIZONS ELECTRONICS CORP.

By: s/Kurt Freudenberg
Kurt Freudenberg
Vice President, Treasurer and Chief Financial Officer

Administrative Agent:

CITIBANK, N.A., as Administrative Agent

By: s/Stuart N. Berman
Stuart N. Berman
Vice President

Documentation Agent:

BANK OF AMERICA, N.A.,
as Documentation Agent

By: s/Steven J. Melicharek
Steven J. Melicharek
Senior Vice President

Syndication Agent:

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

By: s/Allison Masciangelo
Allison Masciangelo
Assistant Vice President

Syndication Agent: ISRAEL DISCOUNT BANK OF NEW YORK, as Syndication Agent By: s/Scott Fishbein Scott Fishbein First Vice President By: s/Michael Paul Michael Paul Assistant Vice President

Notice Addresses: CITIBANK, N.A. 730 Veterans Memorial Highway Hauppauge, NY 11788	Lenders: CITIBANK, N.A. By: s/Stuart N. Berman Stuart N. Berman Vice President

JPMORGAN CHASE BANK, N.A. 395 North Service Road, Floor 3 Melville, NY 11747	JPMORGAN CHASE BANK, N.A. By: s/Allison Masciangelo Allison Masciangelo Assistant Vice President

ISRAEL DISCOUNT BANK OF NEW YORK 511 Fifth Avenue New York, NY 10017	ISRAEL DISCOUNT BANK OF NEW YORK By: s/Scott Fishbein Scott Fishbein First Vice President By: s/Michael Paul Michael Paul Assistant Vice President

BANK OF AMERICA, N.A. 1185 Avenue of the Americas New York, NY 10036	BANK OF AMERICA, N.A. By: s/Steven J. Melicharek Steven J. Melicharek Senior Vice President

SOVEREIGN BANK 3 Huntington Quadrangle Suite 103 South Melville, NY 11747	SOVEREIGN BANK By: s/Christine Gerula Christine Gerula Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION 534 Broad Hollow Road Melville, NY 11747	HSBC BANK USA, NATIONAL ASSOCIATION By: s/Christopher J. Mendelsohn Christopher J. Mendelsohn First Vice President

NORTH FORK BANK 275 Broadhollow Road Melville, NY 11747	NORTH FORK BANK By: s/Robert J. Milas Robert J. Milas Vice President

BANK LEUMI USA 48 South Service Road Suite 200 Melville, NY 11747	BANK LEUMI USA By: s/Paul Tine Paul Tine First Vice President

SCHEDULE I

Revolving Credit Commitments (Section 2.1)

Facility Amount: $150,000,000

Bank Citibank, N.A JPMorgan Chase Bank, N.A. Israel Discount Bank of New York Bank of America, N.A. Sovereign Bank HSBC Bank USA, National Association North Fork Bank Bank Leumi USA	Revolving Credit Commitment $30,000,000 $21,000,000 $21,000,000 $19,500,000 $18,000,000 $15,000,000 $13,500,000 $12,000,000	Percentage of Total 20% 14% 14% 13% 12% 10% 9% 8%

Schedule A/Page 1

EXHIBIT A
REVOLVING CREDIT NOTE

$30,000,000	730 Veterans Memorial Highway	As of ____________, 2007
Hauppauge, NY 11788

FOR VALUE RECEIVED, NU HORIZONS ELECTRONICS CORP., (the “Borrower”) promises to pay to the order of CITIBANK, N.A. (the “Lender”) on the Termination Date, at the office of Citibank, N.A., as administrative agent (“the Administrative “Agent”) specified in Section 10.1 of the Amended and Restated Credit Agreement, dated as of __________, 2007 among the Borrower, the Lender, certain other lenders named therein and the Administrative Agent (as amended from time to time, the “Agreement”; terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America and in immediately available funds the principal amount of THIRTY MILLION AND 00/100 ($30,000,000) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2 of the Agreement. The Borrower further promises to pay interest in like money on the unpaid principal balance of this Note from time to time outstanding at such rates, and payable at such times, as are specified in the Agreement. All Revolving Credit Loans made by the Lender pursuant to Section 2 of the Agreement and all payments of principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, which holder may add additional pages to such schedule. The aggregate net unpaid amount of Revolving Credit Loans set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at such rates as are specified in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is one of the Revolving Credit Notes referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid in whole or in part as provided therein. This note replaces and supersedes the original Note dated September 30, 2004, as previously replaced and superseded by the note of November 21, 2005, but shall not constitute a repayment thereof, and the execution and delivery of this Note shall not be deemed to terminate or discharge the security interests securing the original Note or any replacements thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be or may become immediately due and payable as provided in the Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

NU HORIZONS ELECTRONICS CORP.

Exhibit A/Page 1

SCHEDULE OF
REVOLVING CREDIT LOANS
AND
PAYMENTS OF PRINCIPAL
TO REVOLVING CREDIT NOTE
DATED ______________, 2007
NU HORIZONS ELECTRONICS CORP.
TO
CITIBANK, N.A.

		Amount			Balance
		and Type	Interest	Principal	Remaining	Notation
Date	Borrower	of Loan	Period	Paid	Unpaid	Made By

Exhibit A/Page 2

EXHIBIT B
BORROWING BASE CERTIFICATE

____________ __, 20__

To:
Citibank, N.A., as administrative agent (the “Administrative Agent”) under a certain Amended and Restated Credit Agreement dated as of __________ __, 2007 (as the same may be amended from time to time, the “Agreement”), by and among the Administrative Agent, each of the Lenders that is a signatory thereof and Nu Horizons Electronics Corp. (the “Borrower”).

Terms used in this certificate shall have the same meaning as ascribed thereto in the Agreement.

For the Month of _________________
I.	Total Accounts Receivable	_______________
Less Ineligibles:
(a)	(applicable subsections of the
	definition of Eligible Accounts)	_______________
(b)		_______________
(c)		_______________
(d)		_______________
(e)		_______________
(f)		_______________
(g)		_______________
(h)		_______________
(i)		_______________
(j)		_______________
(k)		_______________
(l)		_______________
(m)		_______________
(n)		_______________
(o)		_______________
(p)		_______________
(q)		_______________
(r)		_______________
Total Ineligibles		_______________

Total Eligible Accounts Receivable	_________________

Exhibit B/Page 1

II.	Total Inventory	__________________
Less Ineligibles (including inventory at leased premises,
	without a landlord waiver):	__________________
	End of Life Inventory	__________________
	Total Ineligible Inventory	__________________

	Total Eligible Inventory	__________________

Borrowing Base
	80% of Total Eligible A/R’s	__________________

40% of Total Eligible Inventory
	(not more than 60MM)	__________________

	Total of Available Collateral	__________________

	Commitment Amount	__________________

	Aggregate Outstanding as of the date of this Certificate	__________________

	Collateral Excess/ (Deficiency)	__________________

The undersigned, certifies that this Borrowing Base Certificate is true, accurate and complete in all material respects as of __________________________.

By: ________________________________ Name: Title:

Exhibit B/Page 2

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE

Dated: _____________, 200__

Reference is made to the Amended and Restated Credit Agreement, dated as of ___________ __, 2007 (as amended, modified or supplemented from time to time in accordance with its terms, the “Agreement”), among NU HORIZONS ELECTRONICS CORP. (the “Borrower”), the LENDERS party thereto (collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

_______________________________ (the “Assignor”) and
_______________________________ (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, ____% interest in and to all the Assignor’s rights and obligations under the Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Revolving Credit Commitment of the Assignor on the Effective Date and/or such percentage interest in the Revolving Credit Loans owing to the Assignor outstanding on the Effective Date and/or such percentage interest in the Letters of Credit and Acceptance Drafts outstanding on the Effective Date, together with such percentage interest in all unpaid interest and commitment fees accrued to the Effective Date and such percentage interest in the Revolving Credit Note held by the Assignor).

2. The Assignor (i) represents that as of the date hereof, its Revolving Credit Commitment (without giving effect to assignments thereof which have not yet become effective) is $___________, the outstanding balance of its Revolving Credit Loans (unreduced by any assignments thereof which have not yet become effective) is $ , and the amount of its participation in Letters of Credit and Acceptance Drafts (unreduced by any assignments thereof which have not yet become effective) that have been issued and remain undrawn is $___________, (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of the Agreement or any other Loan Documents or any other instrument or document furnished pursuant to any thereof, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor, or the performance or observance by the Borrower or any Guarantor, of its obligations under the Agreement or any other Loan Documents or any other instrument or document furnished pursuant to any thereof; and (iv) attaches the Revolving Credit Note referred to in paragraph 1 above and requests that the Administrative Agent exchange such Revolving Credit Note for a new Revolving Credit Note [payable to Assignee] [payable to Assignor] in principal amounts equal to _______ and _______, respectively.

Exhibit C/Page 1

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and the other documents executed and delivered in connection therewith; (ii) confirms that it has received a copy of the Agreement and the other Loan Documents, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (vi) agrees that it will keep confidential all information with respect to the Borrower furnished to it by the Borrower or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a nonconfidential basis). [; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.] 1

4. The effective date for this Assignment and Acceptance shall be   (the “Effective Date”). 1  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

5. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Administrative Agent or with respect to the making of this assignment directly between themselves.

1 If the Assignee is organized under the laws of a jurisdiction outside the United States.

2 See Section 10.3 of the Agreement. Such date shall be at least five Business Days after the execution of this Assignment and Acceptance and delivery thereof to the Administrative Agent.

Exhibit C/Page 2

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

[NAME OF ASSIGNOR] By:_______________________ Name: Title: [NAME OF ASSIGNEE] By:_______________________ Name: Title:

Accepted this                day
of          , 200

CITIBANK, N.A., as Administrative Agent

By:_______________________
Name:
Title:

Exhibit C/Page 3

EXHIBIT D

CONTROL AGREEMENT (BANK ACCOUNTS)

This CONTROL AGREEMENT (BANK ACCOUNTS) dated as of [____________], 20___ (this “Agreement”) is made among [_______________] (“Pledgor”), Citibank, N.A., as Administrative Agent (“Administrative Agent”), Mellon Bank, N.A. (“Mellon Bank”) and Mellon Financial Services Corporation #1 (“MFSC#1”). Mellon Bank and MFSC#1 are collectively referred to herein as “Mellon”.

The parties hereto refer to Account No. [__________] in the name of the Pledgor maintained at Mellon Bank (the “Account”) and lockbox [_________] maintained at Mellon Bank in accordance with the Mellon Global Cash Management Terms and Conditions dated October 1, 1994 (“Mellon T&C”). In addition, the parties hereto refer to lockbox 21102 maintained at Mellon Financial Services Corporation #1 in accordance with the Mellon Financial Services Corporation #1 Global Cash Management Terms and Conditions dated April 1, 1994 (“MFSC #1 T&C”). Lockboxes [________] and [________] are collectively referred to as the “Lockbox”. The Mellon T&C and the MFSC#1 T&C are collectively referred to herein as the “Terms and Conditions”. The parties hereby agree as follows:

1. Pledgor and Administrative Agent notify Mellon that by separate agreement Pledgor has granted Administrative Agent a security interest in the Account and all funds therein and rights thereto. Mellon acknowledges being so notified and confirms that it has no actual knowledge or notice of any restraint, security interest, lien or other adverse claim in or to the Account or any funds therein.

2. Mellon shall comply with orders received from Pledgor (without further consent from Administrative Agent) concerning the Account until Mellon has received a notice purporting to be signed and sent by the Administrative Agent in substantially the form attached as Exhibit A hereto (a “Notice of Exclusive Control”). After such receipt, Mellon shall not honor any orders from Pledgor and shall comply with all withdrawal, transfer, payment and other instructions (collectively, “orders”) received from Administrative Agent (without further consent from Pledgor) concerning the Account until such time as an Exclusive Control Termination Date, as hereinafter defined, has occurred. Any Notice of Exclusive Control received by Mellon after 1:00 p.m. on any business day shall not be deemed effective until the opening of business on the next succeeding business day. Orders directing disposition of funds will apply only to available funds Notwithstanding the foregoing: (i) all transactions relating to the Account and any items therein duly consummated or processed by Mellon prior to its receipt of a Notice of Exclusive Control (or duly commenced by Mellon prior to any such receipt and so consummated or processed thereafter) shall be deemed not to constitute a violation of this Agreement; (ii) Mellon may (at its discretion and without any obligation to do so) commence honoring solely Administrative Agent’s orders concerning the Account at any time or from time to time after it becomes aware that Administrative Agent has sent to it a Notice of Exclusive Control (including without limitation reversing or redirecting any transaction referred to in clause (i) above) with no liability whatsoever to Pledgor or Administrative Agent or any other party for doing so; and (iii) Mellon shall not change the name or account number of any Account without having received the Administrative Agent’s prior express written consent thereto. In case of any conflict between instructions received by Mellon from Administrative Agent and Pledgor, the instructions from Administrative Agent shall prevail. “Exclusive Control Effective Date” means the date of receipt by Mellon of the Notice of Exclusive Control in the form of Exhibit A hereto. Such notice shall be in effect until Mellon has received from the Administrative Agent a written notice of Pledgor’s satisfaction of the release provisions in the separate documentation between Pledgor and the Administrative Agent in the form attached as Exhibit B hereto, and the date of receipt by Mellon of such notice shall be referred to as the “Exclusive Control Termination Date.” Any period between an Exclusive Control Effective Date and an Exclusive Control Termination Date shall be referred to as an Administrative Agent Control Period.

Exhibit D/Page 1

3. Mellon is authorized to debit the Account in accordance with Mellon’s customary practices with respect to (i) payment of customary fees and charges with respect to the routine maintenance and operation of the Account and Lockbox (“Fees”) and (ii) any items (including, but not limited to, checks, drafts, Automatic Clearinghouse (ACH) credits or wire transfers or other electronic transfers or credits) deposited to the Account and returned or otherwise not collected, whether for insufficient funds or any other reason (“Returned Items”), in each case as provided for under any agreements between Pledgor and Mellon relating to the Account. In the event Mellon is unable to obtain sufficient funds from such charges to cover Fees or Returned Items, Pledgor and, with respect to any Administrative Agent Control Period, Pledgor and Administrative Agent, jointly and severally, shall indemnify Mellon for all amounts related to the Fees or Returned Items incurred by Mellon. Mellon shall neither advance margin or other credit against the Account, nor hypothecate any funds deposited in the Account, without the prior written consent of Administrative Agent. Except as required by law, Mellon shall not agree with any other person or entity that it will comply with any withdrawal, transfer, payment instructions, or any other orders, from such person or entity concerning the Account or any funds therein, without the prior written consent of Administrative Agent and any such agreement entered into without such consent shall be null and void, provided, however, that the foregoing shall not apply to any withdrawals, transfers, payment instructions, debits or other orders that are the result of any wire drawdowns or ACH debits to the Account that have been initiated prior to Mellon’s receipt of a Notice of Exclusive Control.

4. Mellon represents and warrants to Administrative Agent that: (i) Mellon Bank constitutes a “bank” (as defined in Section 9-102 of the Pennsylvania Uniform Commercial Code (“UCC”)), and (ii) that the jurisdiction (determined in accordance with Section 9-304 of the UCC) of Mellon Bank for purposes of each Account maintained by Pledgor with Mellon Bank shall be the Commonwealth of Pennsylvania. Mellon will not, without Administrative Agent’s prior written consent, amend the Terms and Conditions so that Mellon Bank’s jurisdiction for purposes of Section 9-304 of the UCC is other than a jurisdiction permitted pursuant to preceding clause (ii). Upon request, Mellon will promptly furnish to Administrative Agent a copy of the Terms and Conditions. Upon request, Mellon shall furnish to Administrative Agent, at its address indicated below, copies of all monthly account statements and other information relating to each Account that Mellon sends to Pledgor and to disclose to Administrative Agent all information requested by Administrative Agent regarding the Account.

Exhibit D/Page 2

5. Anything to the contrary in this Agreement notwithstanding: (i) Mellon shall have only the duties and responsibilities expressly set forth in writing herein (and in its Terms and Conditions as in effect from time to time, all of which shall apply to the Account to the extent not inconsistent with this Agreement) and shall not be deemed to be a fiduciary for any party hereto; (ii) Mellon shall be fully protected in acting or refraining from acting in good faith on any written notice, instruction or request purportedly furnished to it by Administrative Agent in accordance with the terms hereof, in which case the parties hereto agree that Mellon has no duty to make any further inquiry whatsoever; (iii) unless Mellon is grossly negligent or engages in willful misconduct in performance or non-performance in connection with this Agreement and the Account, Pledgor and Administrative Agent expressly agree that Mellon’s liability shall be limited to damages directly caused by such breach and in no event shall Mellon be liable for any incidental, indirect, punitive or consequential damages or attorneys’ fees; and (iv) the Pledgor and, with respect to any Administrative Agent Control Period, the Pledgor and the Administrative Agent, jointly and severally, hereby indemnify Mellon for, and hold Mellon harmless against, any claim, loss, cost, liability or expense (including reasonable inside or outside counsel fees and disbursements) incurred or suffered by any party in connection herewith arising out of or in connection with this Agreement or the Account, except as may result from its willful misconduct or gross negligence.

6. Notwithstanding any other provision of this Agreement, Mellon shall not be liable for any failure, inability to perform, or delay in performance hereunder, if such failure, inability, or delay is due to acts of God, war, civil commotion, governmental action, fire, explosion, strikes, other industrial disturbances, equipment malfunction, action, non-action or delayed action on the part of the Pledgor or Administrative Agent or any other entity or any other events or circumstances that are beyond Mellon’s reasonable control.

7. Any amendment, modification or supplementation of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. This Agreement may not be terminated by the Pledgor unless the prior written consent of Mellon and the Administrative Agent are obtained. Mellon may terminate this Agreement: (i) upon ten (10) days prior written notice for cause, or (ii) upon thirty (30) days’ prior written notice without cause, in each case, to the Pledgor and the Administrative Agent. Administrative Agent may terminate this Agreement (i) upon ten (10) days prior written notice for cause, or (ii) upon thirty (30) days’ prior written notice without cause, in each case, to Mellon. Pledgor’s and Administrative Agent’s obligations, if any, to Mellon under this Agreement to indemnify, hold harmless and pay amounts owed shall survive termination of this Agreement. Administrative Agent shall provide a written notice to Mellon when all obligations of the Pledgor to Administrative Agent are paid and satisfied in full or when the security agreement is terminated.

8. All notices shall be in writing and sent (including via facsimile with receipt confirmed by telephone) to the parties hereto at their respective addresses or facsimile or telephone numbers (or to such other address or facsimile and telephone numbers as any such party shall designate in writing to the other parties from time to time). Notices shall be deemed to have been properly given when delivered in person, or when sent by facsimile or other electronic means and electronic confirmation of error-free receipt is received, or three (3) business days after being sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below:

Exhibit D/Page 3

Pledgor:	[_____________________]
70 Maxess Road
Melville, New York 11747
	Attention:	Mr. Kurt Freudenberg
Vice President, Treasurer and Chief Financial Officer
	Phone:	631-396-5000
	Fax:	631-396-5060

Bank:	Mellon Bank, N.A.
Mellon Financial Services Corporation #1
Mellon Client Service Center
500 Ross Street, Room 1380
Pittsburgh, PA 15262-0001
	Attention:	Document Control Group Manager
	Phone:	412-234-4172
	Fax:	412-236-7419

Administrative Agent:	Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788
	Attention:	Stuart N. Berman
Vice President
	Phone:	631-265-3430
	Fax:	631-265-4888

9. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

10. To the extent a conflict exists between the terms of this Agreement and the Terms and Conditions, the terms of this Agreement shall control.

11. The provisions of this Agreement shall be binding upon and inure to the benefit of Mellon, Administrative Agent and Pledgor and their respective successors and assigns provided that Pledgor and Mellon may not assign any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, provided however, with respect to Mellon an assignment by operation of law in connection with a merger or similar transaction will not be deemed to be an assignment requiring the consent of the Administrative Agent. Administrative Agent agrees to provide written notice to Mellon if Administrative Agent assigns its rights under this Agreement.

Exhibit D/Page 4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[______________________________]

By:____________________________
Kurt Freudenberg
Vice President, Treasurer and Chief Financial Officer

Mellon Bank, N.A.
Mellon Financial Services Corporation #1

By: ___________________________
Name:
Title:

Citibank, N.A., as Administrative Agent

By: ___________________________
Stuart N. Berman
Vice President

Exhibit D/Page 5

EXHIBIT A

Citibank, N.A.

NOTICE OF EXCLUSIVE CONTROL

_______________, ____

Mellon Bank, N.A.
__________________________
__________________________
__________________________
Attention: __________________

Re:
CONTROL AGREEMENT (BANK ACCOUNTS) dated as of November ___, 20___ (the “Agreement”) among [___________________], Citibank, N.A., as Administrative Agent and Mellon Bank, N.A. relating to Account(s) No. [_____________________]

Ladies and Gentlemen:

This constitutes the Notice of Exclusive Control referred to in paragraph 2 of the Agreement. In accordance with paragraph 2 of the Agreement we hereby inform you that the Exclusive Control Effective Date has occurred upon your receipt hereof.

Citibank, N.A. By: ___________________________ Stuart N. Berman Vice President

Exhibit D/Page 6

EXHIBIT B

Citibank, N.A.

NOTICE OF TERMINATION OF EXCLUSIVE CONTROL

_______________, ____

Mellon Bank, N.A.
__________________________
__________________________
__________________________
Attention: __________________

Re:
CONTROL AGREEMENT (BANK ACCOUNTS) dated as of November ___, 20___ (the “Agreement”) among [____________________], Citibank, N.A., as Administrative Agent and Mellon Bank, N.A. relating to Account(s) No. [____________________]

Ladies and Gentlemen:

This constitutes the Notice of Termination of Exclusive Control referred to in paragraph 2 of the Agreement. In accordance with paragraph 2 of the Agreement we hereby inform you that the Exclusive Control Termination Date has occurred upon your receipt hereof.

Citibank, N.A. By: ___________________________ Stuart N. Berman Vice President

Exhibit D/Page 6